Exhibit 10.30

LOAN AND SECURITY AGREEMENT

dated September 27, 2013

by and between

QC PROPERTY HOLDINGS, LLC
A GEORGIA LIMITED LIABILITY COMPANY

Borrower

and

HOUSING & HEALTHCARE FUNDING, LLC
A DELAWARE LIMITED LIABILITY COMPANY

Lender

$5,000,000.00 TERM LOAN

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”), is made and entered into as of September 27, 2013, by and between QC Property Holdings, LLC, a Georgia limited liability company (“Borrower”), and Housing & Healthcare Funding, LLC, a Delaware limited liability company and its successors and assigns (“Lender”).

R E C I T A L S:

A.Borrower has fee simple title to the real property commonly known as 13500 Brandon Place, Oklahoma City, Oklahoma County, Oklahoma, legally described in Exhibit A attached hereto (the “Real Property”), which is improved with a 118-bed skilled nursing home facility commonly known as “Quail Creek Nursing & Rehabilitation Center” which is operated by Operator (as hereinafter defined) (the “Facility”), together with any and all easements and other rights appurtenant thereto (the “Appurtenances”; the Land, the Facility, the Appurtenances, all other improvements presently located upon the Land, and other Collateral (hereinafter defined) are collectively referred to herein as the “Property”).
B.Pursuant to the terms and conditions of this Agreement, Lender has agreed to make Borrower a term loan in the original principal amount of FIVE MILLION DOLLARS ($5,000,000.00) (the “Loan”) pursuant to that certain Promissory Note dated as of the date hereof by Borrower to Lender (as the same may be amended and/or restated from time to time, the “Note”), which is secured by, among other things, the Mortgage (as hereinafter defined), and the Assignment of Rents (as hereinafter defined).
NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated as if fully set forth herein, and in consideration of the mutual representations, warranties, covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto represent and agree as follows:

ARTICLE 1

INCORPORATION AND DEFINITIONS

1.1    Incorporation and Definitions. The foregoing recitals and all exhibits hereto are hereby made a part of this Agreement. The following terms shall have the following meanings in this Agreement:
Accounting Changes: As defined in Section 1.2 hereof.
Accounts: All accounts receivable, contract rights, chattel paper, instruments and documents, whether now owned or hereafter created or acquired or in which a party now has or hereafter may acquire any interest.

Affiliate: For any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to Lender, any entity administered or managed by Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, Lender shall not be deemed an Affiliate of any Credit Party.
Assignment of Rents: That certain Assignment of Leases and Rents dated as of the date hereof by Borrower to Lender, as the same may be amended and/or restated from time to time.
Authorized Officer: With respect to Borrower, any authorized manager or member or the chief financial officer of a limited liability company, the president or chief financial officer of Borrower of a corporation, or the general partner of a partnership.
Bank Product Agreements. Those certain cash management service agreements and any other agreements entered into from time to time between Borrower and Lender or its Affiliates in connection with any Bank Products
Bank Product Obligations. All obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower to Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower pursuant to the Bank Product Agreements.
Bank Products: Any service or facility extended to Borrower by Lender or its Affiliates, including, without limitation, (a) deposit accounts, (b) cash management services, including, without limitation, controlled disbursement, lockbox, electronic funds transfers (including, without limitation, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with Lender or its Affiliates, (c) debit cards and (d) Rate Management Transactions.
Borrower’s Liabilities: All obligations of any nature (monetary (including post-petition interest, allowed or not) or otherwise) of Borrower under the Note, this Agreement and all of the other Loan Documents, including principal, interest, fees, costs, expenses, reasonable attorneys’ fees of Lender, all Rate Management Obligations permitted hereunder which are owed to Lender or its Affiliates, and all other Bank Product Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

Business Day: Any day on which Lender is open for commercial banking business in Chicago, Illinois.
Capital Lease. With respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
Capital Securities. With respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.
Cash Equivalent Investment: At any time, (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully-perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Lender.
Change of Control: The occurrence of any of the following events: (a) Christopher Brogdon, or any affiliate thereof, including Brogdon Family, LLC, shall beneficially own 50% or more of the common stock of Guarantor; or (b) Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of each Subsidiary of Borrower.
Closing: The closing of the loan transaction described herein which shall occur when all of the conditions set forth in Articles 4 and 5 hereof have been satisfied.
Closing Date: September 27, 2013.
CMS: Centers for Medicare and Medicaid Services.
Code: The Internal Revenue Code of 1986, as amended.

Collateral: The meaning assigned to such term in Section 8.1 hereof.
Collateral Documents: Collectively, the Mortgage and any other agreement or instrument pursuant to which Borrower, any Subsidiary or any other Person grants or purports to grant collateral to Lender or otherwise relates to such collateral.
Contingent Liability. With respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) induces the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.
Control: Possession by a person or an entity, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether by contract, ownership of voting securities, membership or partnership interests or otherwise.
Controlled Group: All members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any of its subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
Credit Parties: Collectively, Borrower, Operator, Guarantor and any other Person providing a guaranty for the Loan (including, without limitation, the Guaranty), and any of the foregoing, individually, a “Credit Party”.
Debt: For any Person, any and all obligations, liabilities and indebtedness to any other Person of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), including, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Rate Management Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all debt of any partnership of which such Person is a general partner, (j) all non-compete payment obligations, earn-outs and similar obligations and (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, all of the foregoing whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.
Debt Service: For any period, the sum for such period of (i) all principal amounts payable with respect to that period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as principal in accordance with GAAP, plus (ii) Interest Charges.
Debt Service Coverage Ratio: With respect to Borrower, the ratio for the relevant period of (i) EBITDAR to (ii) Debt Service.
Default: Any event that, if it continues uncured, will, with the lapse of time or notice or both, constitute an Event of Default.
Default Rate: As defined in the Note.
Disbursement Request: As defined in Section 6.3 of this Agreement.
Distributions: Any loans, advances, dividends or other distributions to the members, managers, shareholders, partners, officers, directors, Affiliates or any other Person of any revenue received by or on behalf of such Person.
EBITDA: For any testing period, the sum for such period of: (a) net income (determined in accordance with GAAP and eliminating the effect of any extraordinary gains), plus (b) Interest Charges, plus (c) federal and state income taxes, plus (d) depreciation and amortization charges (determined in accordance with GAAP).
EBITDAR: For any period, the sum for such period of: (a) EBITDA plus (b) Rent Expense. For purposes of determining EBITDAR, (i) net income shall be based on the greater of (x) actual management fees paid by Operator, or (y) assumed management fees equal to 5% of net revenues, for the applicable testing period, and (ii) the Replacement Reserve Amount required to be deposited with Lender for such period pursuant to Section 11.34 of this Agreement shall be deducted in calculating EBITDAR.
Environmental Claims: All claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
Environmental Indemnity Agreement: That certain Environmental Indemnity Agreement, dated as of the date hereof, by Borrower and Guarantor for the benefit of Lender.
Environmental Laws: As defined in the Environmental Indemnity Agreement.
ERISA: The Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and, unless the context otherwise requires, the regulations promulgated thereunder and any successor statute.
Event of Default: One or more of the events or occurrences referred to in Article 14 of this Agreement.
Excluded Taxes: Taxes based upon, or measured by, Lender’s (or a branch of Lender’s) overall revenue or net income, overall net receipts, or overall net profits (including franchise or other taxes imposed in lieu of such taxes).
Facility: That certain 118-skilled nursing bed facility commonly known as “Quail Creek Nursing & Rehabilitation Center” and located at 13500 Brandon Place, Oklahoma City, OK 73142, which is owned by Borrower, and operated by Operator pursuant to the Operating Lease.
Fixed Charge Coverage Ratio: With respect to Operator, for any testing period, the ratio for the relevant period of (i) EBITDAR to (ii) the sum of (x) Interest Charges, plus (y) Rent Expense.
GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.
General Intangibles: All choses in action, causes of action and all other intangible property of Borrower of every kind and nature now owned or hereafter acquired by Borrower, including, without limitation, corporate and other business records, deposit accounts, inventions, designs, patents, patent and trademark registrations and applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, certifications, franchises, deferred tax benefits, tax refund claims, prepaid expenses, computer programs, covenants not to compete, customer lists and mailing lists, contract rights, indemnification rights, causes of action and any letters of credit, guarantee claims, security interests or other security held by or granted to Borrower.
Governmental Authorization: Any permit, license, certification, authorization, plan, directive, consent order or consent decree of or from any Federal, state or local governmental authority, agency or court having jurisdiction over Borrower and/or the Property, and/or the continuing operations of the Facility, including, but not limited to, licensure of the Facility by OSDH as a skilled nursing care facility with respect to 118 licensed skilled nursing beds currently offered for occupancy.
Guarantor: Collectively, the parties guaranteeing the Loan pursuant to the Guaranty.
Guaranty: That certain Guaranty, dated as of even date herewith, executed by AdCare Health Systems, Inc. to Lender payment of amounts due in connection with the Loan and of obligations of Borrower pursuant to the terms of this Agreement, as the same may be amended, reaffirmed, modified or supplemented from time to time.
Hazardous Materials: As defined in the Environmental Indemnity Agreement.
Interest Charges: For any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of any payments under any Capital Leases that should be treated as interest in accordance with GAAP.
Inventory: The meaning ascribed to such term in the UCC, and shall include, without limitation, all of Borrower’s goods held or being processed for sale or lease including all materials, work-in-process, finished goods, supplies and other goods customarily classified as Inventory.
Investment: With respect to any Person, any investment in another Person, whether by acquisition of any debt or capital security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an acquisition.
Land: As defined in the Recitals.
Lease(s): Any and all leases, licenses, or agreements for use of any part of the Property, including the Operating Lease, except for those agreements with nursing home residents of the Facility.
Lien: With respect to the Property, the Collateral or any asset of Borrower, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code in effect in any jurisdiction), whether arising by contract, as a matter of law, by judicial process or otherwise.
Loan: As described and defined in the Recitals.
Loan Amount: The amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00).

Loan Documents: This Agreement, the Other Agreements, the documents specified in Article 4 hereof, and any other agreements, instruments or other documents evidencing, securing or guarantying obligations of any party under the Loan.
Loan Expenses: As defined in Section 6.2(c) hereof.
Loan Proceeds: All amounts advanced as part of the Loan, whether advanced directly to Borrower or otherwise.
Loan Rate: The “Loan Rate” as defined in the Note.
Manager: AdCare Oklahoma Management, LLC.
Management Agreement: Management Agreement dated as of June 25, 2012, by and between Operator and Manager.
Material Adverse Effect: (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of any of Borrower or Operator, (b) a material impairment of the ability of the Credit Parties to pay or perform any of the obligations under any Loan Document, (c) a material adverse effect upon any substantial portion of the Collateral under this Agreement or the other Loan Documents or upon the legality, validity, binding effect or enforceability against the Credit Parties of any Loan Document or (d) any change, event, action, condition or effect that impairs the fully perfected first priority status of the Liens granted in this Agreement or any Loan Document.
Maturity Date: With respect to the Loan, as defined in the Note.
Mortgage: That certain Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of the date hereof by Borrower as “Grantor” or “Borrower” thereunder in favor of Lender, as the same may be amended and/or restated from time to time.

Multiemployer Pension Plan: A multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower, Operator or any other member of the Controlled Group may have any liability.
Note: As defined in the Recitals.
Obligor: Any Person who is and/or may become obligated to Borrower under or on account of any of the Accounts.
OKHCA: Oklahoma Health Care Authority.
Operating Lease: That certain Facility Lease dated as of June 25, 2012, as amended by that First Amendment to Facility Lease dated as of July 1, 2012, for the lease of the Facility by and between Borrower and Operator.
Operator: QC Nursing, LLC, a Georgia limited liability company.

OSDH: Oklahoma State Department of Health.
Other Agreements: All agreements, instruments and documents, including, without limitation, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, Bank Product Agreements, Rate Management Agreements, as well as any amendments, restatements and/or replacements of the foregoing, and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower or other Credit Party and delivered to Lender in connection with the Loan including, without limitation, the Note, the Mortgage, the Assignment of Rents, the Guaranty and the Environmental Indemnity Agreement.
Payor: any individual, corporation, limited liability company, partnership or other entity, or any governmental or quasi-governmental authority, including without limitation, CMS, any fiscal intermediary disbursing payments on behalf of CMS or the federal Medicaid program, as administered in the state of Oklahoma, that is responsible for payment of all or any portion of any Account.
PBGC: The Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
Pension Plan: A “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
Permitted Exceptions: The title exceptions specified in Exhibit B attached to the Mortgage.
Person: An individual, sole proprietorship, association, partnership, joint venture, corporation (whether or not for profit), limited liability company, trust, institution, unincorporated organization, government or any department or agency thereof or any other entity or organization.
Prohibited Transfer: As defined in Section 11.33 herein.
Property: As defined in the Recitals to this Agreement.
Rate Management Transaction: Any transaction including an agreement with respect thereto now or hereafter entered into by Borrower and Lender, or any of Lender’s subsidiaries or Affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
Rate Management Agreement: Any agreement with respect to any Rate Management Transaction entered into now or hereafter by Borrower and Lender or any of Lender’s subsidiaries or Affiliates or their successors.
Rate Management Obligation. Any liability of Borrower under any Rate Management Agreement, including any and all cancellations, buy backs, reversals, terminations or assignments under any Rate Management Agreement.
Rent Expense: For any period, the amount of rent due from Operator to Borrower under the Operating Lease.
Replacement Reserve Account: As defined in Section 11.34 of this Agreement.
Replacement Reserve Amount: An amount equal to Four Hundred Dollars ($400.00) per bed annually to be used for capital improvement projects at the Facility.
Reportable Event: A reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.
Reserves: As defined in Article 7 of this Agreement.
Subordination and Attornment Agreement: As defined in Article 4.
Subsidiary: With respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.
Taxes: Any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.
Termination Event: With respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.
Title Company: First American Title Insurance Company.
Total Plan Liability: At any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
UCC: The Uniform Commercial Code as in effect on the date hereof and from time to time in the state of Maryland or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
Unfunded Liability: The amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.
1.2    Certain UCC and Accounting Terms. Except as otherwise defined in this Agreement or the other Loan Documents, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefore (if any) in the UCC. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. All financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP, consistently applied.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties. To induce Lender to execute and perform this Agreement, Borrower hereby represents, covenants and warrants to Lender as follows:

(a)    Fee Simple Title. At the Closing and at all times thereafter until the Loan is paid in full, Borrower will have good and merchantable fee simple title to the Land, subject only to the Permitted Exceptions.

(b)    Organization. Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Georgia and is qualified to conduct business in the state of Oklahoma. Operator is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Georgia and is qualified to conduct business in the state of Oklahoma. Each Credit Party has full power and authority to conduct its business as presently conducted, to enter into this Agreement and to perform all of its duties and obligations under this Agreement and under the Loan Documents, and such execution and performance have been duly authorized by all necessary manager, member, partner and/or shareholder approval. No Credit Party or any principal of any Credit Party has been convicted of a felony, and there are no proceedings or investigations being conducted involving criminal activities of any Credit Party or any principals thereof.

(c)    Authority. This Agreement, the Note, the Mortgage, the Guaranty, the other Loan Documents and any other documents and instruments executed and delivered or required to be executed and delivered by any Credit Parties in connection with this Loan, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of the party required to execute the same and will be enforceable strictly in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditors’ rights generally); no basis presently exists for any claim against Lender under this Agreement, under the Loan Documents or with respect to the Loan; and enforcement of this Agreement and the Loan Documents are subject to no defenses of any kind.

(d)    No Conflicts. The execution, delivery and performance of this Agreement, the Note, the Mortgage, the Guaranty, the other Loan Documents and any other documents or instruments, executed and delivered or to be executed and delivered by any Credit Parties pursuant to this Agreement or in connection with this Loan and the ownership, occupancy and use of the Property will not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) conflict with the provisions of the certificates of formation, articles of organization, partnership agreements, operating agreements or similar documents of the Credit Parties, as applicable, or (iii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which any Credit Party is a party or by which any of them may be bound. No Credit Party is in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default will adversely affect the performance by such Credit Party of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement and the other Loan Documents.

(e)    Adverse Effects. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which could adversely affect the validity or priority of the liens and security interests granted to Lender under the Loan Documents, which could adversely affect the ability of Borrower or any Credit Party to perform its obligations under the Loan Documents, or which could constitute a Default or an Event of Default under any of the Loan Documents, and Borrower has no obligations to any Person other than Lender for borrowed money, nor any material guarantee obligations, Contingent Liabilities, liabilities for taxes, or unusual forward or long-term commitments, including any Rate Management Transaction, with any Person other than Lender.

(f)    Use and Occupancy of the Facility. The present use and occupancy of the Land and the Property do not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind, including, without limitation, Environmental Laws, zoning, building, land use, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, and if a third party is required under any covenants, conditions and restrictions of record or any other agreement to consent to the use and/or operation of the Property, Borrower or Operator has obtained such approval from such party. Each Credit Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Credit Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Credit Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(g)    Environmental Compliance. The Property will not be used, and, to the knowledge of Borrower, the Property has never been used, for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any Hazardous Materials, except as used in the ordinary course of the businesses of Borrower and Operator, in such quantities as customarily used and reasonably necessary for the operations of the Property, including the Facility, but in all events in accordance with all applicable Environmental Laws. No Hazardous Materials exist now, and no Hazardous Materials will hereafter exist, on or under the Property or in any surface waters or groundwaters on or under the Property, except in accordance with all applicable Environmental Laws. The Property and its existing and prior uses have at all times complied with and will comply with all Environmental Laws, and neither Borrower nor Operator has violated, or will violate, any Environmental Laws.

(h)    Federal Emergency Planning and Community Right‑to‑Know Act of 1986. There are no facilities on the Property which are subject to reporting under any state of Oklahoma laws or Section 312 of the Federal Emergency Planning and Community Right‑to‑Know Act of 1986 (42 U.S.C. Section 11022), and federal regulations promulgated thereunder.

(i)    Underground Storage Tanks. The Property does not contain any underground storage tanks.

(j)    Financial Statements. All financial statements and other information submitted by any Credit Party to Lender in connection with this Loan are true and correct in all material respects, and fairly present the respective financial conditions and results of operations of the entities or individuals which are their subjects, and for Borrower and Operator, have been prepared in accordance with GAAP consistently applied. Since June 30, 2013, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of Borrower or Operator. Since June 30, 2013, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of Guarantor.

(k)    Patriot Act:

(i)    As of the date of this Agreement, each Credit Party is, and during the term of this Agreement shall remain, in full compliance with all the applicable laws and regulations of the United States of America that prohibit, regulate or restrict financial transactions, including but not limited to, conducting any activity or failing to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the Money Laundering Control Act, 18 U.S.C. 1956, 1957, or the Bank Secrecy Act, 31 U.S.C. 5311 et seq. and any amendments or successors thereto and any applicable regulations promulgated thereunder.

(ii)    Each Credit Party represents and warrants that: (a) neither it, nor any of its owners, officers, directors, managers, members, partners or employees is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (b) it is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; and (c) it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person,” or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

(iii)    Borrower acknowledges that it understands and has been advised by legal counsel on the requirements of the applicable laws referred to above, including the Money Laundering Control Act, 18 U.S.C. 1956, 1957, the Bank Secrecy Act, 31 U.S.C. 5311 et seq., the applicable regulations promulgated thereunder, and the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq.
(iv)    Lender (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act. No Credit Party (and, to the knowledge of each Credit Party, no joint venture or Subsidiary thereof) is in violation in any material respects of the Patriot Act.

(l)    Licensure/Certification:

(i)    All permits, licenses, certifications, certificates of waiver, and governmental approvals required by applicable law to use, occupy, and operate the Property, including the Facility and all personal property and equipment thereon, and to conduct all activities thereon, have been validly issued to the proper party(ies), and are in full force and effect.

(ii)    Operator is licensed by the state of Oklahoma as a skilled nursing care facility with respect to 118 licensed beds currently offered for occupancy, and complies with all current requirements for continued licensure. All licensed beds at the Facility are certified for participation in the federal Medicaid program, as administered in the state of Oklahoma, and are certified for participation in the federal Medicare program, and the Facility complies with all federal, state and local laws, rules, ordinances and requirements for participation in such programs. Any and all notices of violation or deficiency concerning operation of the Facility or compliance by the Facility with all federal, state and local laws, rules and ordinances and requirements pertaining to nursing care facilities and for participation in such third party payment programs shall be fully corrected by Operator as of the Closing Date. Borrower and Operator have no notice or knowledge of any claims for overpayments, paybacks, disallowances, offsets, rate adjustments, recapture liability, or penalties or interest in connection with such claims, in connection with the Medicaid or Medicare programs in which the Facility has participated. There are no Medicaid or Medicare rate appeals now pending or unsettled with respect to the Facility. In addition to the foregoing, Operator has obtained all regulatory approvals that are required by any governmental or quasi-governmental authority in order to operate the Facility under applicable law and to bill the Medicare and Medicaid reimbursement programs for the services rendered at the Facility.

(iii)    If required, the Facility has a Certificate of Need for Borrower’s and Operator’s existing use and operation of the Facility.

(m)    Permits and Easements. All utility, parking, access (including curb‑cuts and highway access), operational, recreational and other permits and easements required for the use of the Property have been granted and issued.

(n)    Encroachments. No portion of the Property or the Facility encroaches upon any building line, setback line, sideyard line, or any recorded or visible easement (or other easement of which Borrower or Operator is aware or has reason to believe may exist) which exists with respect to the Property.

(o)    Truth in Lending Act; Usury. The Loan, including the interest rate, fees and charges as contemplated hereby, is a business loan; the Loan is an exempt transaction under the Truth In Lending Act, 15 U.S.C. Section 1601 et seq.; and the Loan does not, and when disbursed will not, violate the provisions of the usury laws of the state of Oklahoma, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, Borrower or any property securing the Loan.

(p)    Leases. Except for the Operating Lease and resident occupancy agreements, there are no Leases for use or occupancy of any part of the Property.

(q)    Operating Lease. The Operating Lease is in full force and effect; no defaults have occurred thereunder; no tenant under the Operating Lease has a right of set‑off against payment of rent due thereunder; no events or circumstances exist which, with the passage of time or the giving of notice, or both, would constitute a default under the Operating Lease; and enforcement of the Operating Lease by Borrower or by Lender pursuant to an exercise of Lender’s rights under the Assignment of Rents would be subject to no defenses of any kind. At all times the Base Rent under the Operating Lease shall exceed 1.05x the principal and interest due hereunder.

(r)    Broker. Borrower has not engaged any broker with respect to the Loan or the Property.

(s)    True and Correct Nature of Other Representations and Warranties. The representations and warranties of Borrower in the other Loan Documents are true and correct.

(t)    Labor. None of the employees of Borrower is subject to any labor or collective bargaining agreement, and there are no existing or threatened strikes, lockouts, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal employment opportunity proceedings, wage payment or material unemployment compensation proceedings, material workmen’s compensation proceedings or other material labor or employee-related controversies pending or threatened involving Borrower and any of their employees. Hours worked by, and payment made to, employees of Borrower or Operator are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

(u)    Solvency. On the Closing Date and at all times thereafter, with respect to each Borrower and Operator, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and with respect to each Credit Party, individually, (a) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (b) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (c) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital. No transfer of property is being made and no Debt is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower or any Affiliate of Borrower.

(v)    Title; Assets. Borrower owns good title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except the Permitted Exceptions. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings for which termination statements have been delivered to Lender. Borrower owns, possesses or otherwise has rights and assets necessary for the conduct of its business.

(w)    Names. Neither Borrower nor Operator has any assumed names, and neither Borrower nor Operator is doing business under any names other than its company name as set forth in the preamble to this Agreement and the name by which the Facility is commonly known, “Quail Creek Nursing & Rehabilitation Center”.

(x)    Subsidiaries. Neither Borrower nor Operator has any Subsidiaries.

(y)    Manager. Manager is approved by the state of Oklahoma as a third-party manager for the operation of the Facility.

(z)    Options. No person, corporation, partnership, association or other entity has any option to acquire ownership of the Collateral or any portion thereof.

(aa)    Investment Company. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

(bb)    Margin Stock. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System or any successor thereto.

(cc)    Compliance with Applicable Laws. Each Credit Party is in compliance in all material respects with the requirements of all applicable requirements of the United States of America, the state of Oklahoma, and all applicable local governments, and their agencies and instrumentalities, and all other laws and all orders, writs, injunctions and decrees applicable to it or to its operations or properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(dd)    Tax Returns. Borrower and Operator have each timely filed (including within any filing extensions granted) all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Each of Borrower and Operator has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. Neither Borrower nor Operator has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
(ee)    Insurance. Borrower and Operator and its properties are adequately insured with financially sound and reputable insurance companies which are not Affiliates of Borrower or Operator in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower and Operator operate, no notice of cancellation has been received with respect to such policies, and Borrower and Operator are in compliance with all conditions contained in such policies.
(ff)    Locations. Set forth on Schedule 2.1(ff) is the address of the Land. On the date hereof, Schedule 2.1(ff) sets forth (a) each place of business of Borrower (including its chief executive office), (b) all locations where all Inventory and the equipment owned by Borrower is kept and (c) whether each such Collateral location and place of business (including Borrower’s chief executive office) is owned or leased (and if leased, specifies the complete name and notice address of each lessor). No Collateral is located outside the United States or in the possession of any lessor, bailee, warehouseman or consignee, except as indicated on Schedule 2.1(ff).

(gg)    Default. No Default or Event of Default exists or would result from the incurrence by Borrower of any Debt hereunder or under any other Loan Document.

(hh)     Accuracy of Information. All information heretofore or contemporaneously herewith furnished in writing by or on behalf of any Credit Party to Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all information hereafter furnished by or on behalf of any Credit Party to Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Lender that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results). Each

Credit Party has disclosed to Lender, in writing, all facts which any Credit Party believe might materially and adversely affect the business, credit, operations, financial condition or prospects of any Credit Party or any Affiliate of any Credit Party or which any Credit Party believes might materially and adversely affect any material portion of any Creditor Party’s properties, or Credit Party’s ability to perform their obligations under this Agreement or the other Loan Documents to which any Credit Party is a named party.
(ii)    Unfunded Liability. The Unfunded Liability of all Pension Plans of Borrower and Operator does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of Borrower, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, Borrower or Operator or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. None of Borrower, Operator, or any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, none of Borrower, Operator, or any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan which could reasonably be expected to have a Material Adverse Effect.

(jj)    Plan Contributions. All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by Borrower, Operator or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither Borrower, Operator nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither Borrower, Operator, nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(kk)    Intellectual Property. Each of Borrower and Operator owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of Borrower or Operator, as applicable, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
(ll)    Intentionally Omitted.

(mm)    Rate Management Transactions. Borrower is not a party to any Rate Management Transactions other than in favor of Lender or its Affiliates.

(nn)    Purpose. The sole business of Borrower is, and shall be, to own and lease the Property to Operator and matters incidental or directly related thereto. The sole business of Operator is, and shall be, to lease the Property, operate the Facility on the Property and matters incidental or directly related thereto.

(oo)    Security Interests. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 2.1(oo) (which, in the case of all filings and other documents referred to on Schedule 2.1(oo), have been delivered to Lender in completed and duly executed form or have been prepared by Lender) will constitute valid perfected security interests in all of the Collateral in favor of Lender as collateral security for the Borrower’s Liabilities, enforceable in accordance with the terms hereof against all creditors of Borrower and any Persons purporting to purchase any Collateral from Borrower and (b) are prior to all other Liens on the Collateral in existence on the date hereof. The filings and other actions specified on Schedule 2.1(oo) constitute all of the filings and other actions necessary to perfect all security interests granted hereunder.

(pp)    Borrower Certification. On the date hereof, Schedule 2.1(pp) sets forth (a) Borrower’s jurisdiction of organization, (b) the location of Borrower’s chief executive office, (c) Borrower’s exact legal name as it appears on its organizational documents and (d) Borrower’s organizational identification number (to the extent Borrower is organized in a jurisdiction which assigns such numbers) and federal employer identification number.
(qq)    Deposit Accounts. All depositary and other accounts in the name of Borrower or Operator, other than those maintained with Lender, are described on Schedule 2.1(qq) hereto, which description includes for each such account the name of the account holder, the name, address, telephone and fax numbers of the financial institution at which such account is maintained, the account number and the account officer, if any, of such account.

(rr)    Other Debt. Borrower has no other obligations for borrowed money or other Debt from any Person other than Lender or such loans as may be approved by Lender.

(ss)    Capital Securities. A list of the holders of the Capital Securities of Borrower and Operator is set forth in Schedule 2.1(ss) attached hereto and incorporated herein by reference, and no other Person has any rights and/or claim to any issued or unissued equity interest of, Borrower.

(tt)    Healthcare Representations and Warranties:

(i)     Operator and/or Manager have obtained all Medicare, Medicaid and related agency certifications and private organization accreditations and Governmental Authorizations necessary to operate the Facility, and currently is and has been, at all times, in material compliance with all Medicare and Medicaid statutory and regulatory requirements, including, but not limited to:

(1)     the Medicare Program Integrity Requirements of 42 C.F.R. §420 et seq.;

(2)     the requirements under the Conditions for Medicare Payment as described in 42 C.F.R. §424 et seq., as applicable;

(3)     the requirements under the Medicare conditions for Participation for States and Long Term Care Facilities as described in 42 C.F.R. §483 et seq.;

(4)    the requirements for Medicare Provider Agreements and Supplier Approval, as described in 42 C.F.R. §489 et seq.;

(5)     the Medicaid Program Integrity requirements of 42 C.F.R. §455 et seq., as implemented by the state Medicaid agency in each state in which Operator conducts business; and

(6)     the requirements for Medicaid provider agreements required by 42 C.F.R. §431.107 as implemented by the state Medicaid agency in each state in which Operator conducts business.

(ii)    Operator and/or Manager has all Medicare, Medicaid and related agency provider number(s), supplier billing number(s) and Medicare and/or Medicaid provider and/or participation agreements necessary to submit reimbursement claims to Medicare and/or Medicaid for any healthcare activity in which it is currently engaged, and has not allowed or permitted or authorized any Person to use any such number or agreement, except on Operator’s behalf.

(iii)    The Medicare and/or Medicaid certification, provider number, supplier billing number and Medicare and/or Medicaid provider and/or participation agreement(s) of Operator and/or Manager are currently in good standing and are not now and have never been suspended, revoked, denied renewal or terminated.

(iv)    Neither Operator nor Manager is currently nor has in the past been subject to:

(1)    any federal, state, local governmental or private Payor civil or criminal investigations, inquiries or audits involving and/or related to any federal, state or private Payor healthcare fraud and abuse provisions or contractual prohibition of healthcare fraud and abuse; or

(2)    any federal, state or private Payor inquiry, investigation, inspection or audit regarding its activities (except in the ordinary course), including without limitation, any federal, state or private Payor inquiry or investigation of any Person having "ownership, financial or control interest" in Operator (as that term is defined in 42 C.F.R. §420.201 et seq.) involving and/or related to healthcare fraud and abuse, false claims under 31 U.S.C. §§3729-3731 or any similar contractual prohibition, or any qui tam action brought pursuant to 31 U.S.C. §3729 et seq.;

(v)    No Credit Party, Manager or owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as those terms are defined in 42 C.F.R. §420.201) in a Credit Party or Manager:

(1)    has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a;

(2)    has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b);

(3)    has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518, including without limitation any of the following categories of offenses:

(A)    criminal offenses relating to the delivery of an item or service under any Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §24(b));

(B)    criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service;

(C)    criminal offenses under federal or state law relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency;

(D)    federal or state laws relating to the interference with or obstruction of any investigations into any criminal offenses described in (A) through (C) above; or

(E)    criminal offenses under federal or state law relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or

(4)    has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.;

(vi)    Operator and Manager are and shall continue to be in compliance with applicable laws relating to its relationships with physicians.

(vii)    Operator and Manager are and shall continue to be in compliance with all laws, rules, regulations, orders, decrees and directions of any governmental or quasi-governmental authority (including without limitation, the Social Security Act, as amended (42 U.S.C. §301 et seq.)) and the rules and regulations promulgated thereunder by CMS, OKHCA, OSDH, and all other statutes, rules and regulations applicable to skilled nursing facilities in the state of Oklahoma, and any state laws applicable to the Accounts, any contracts relating thereto or any other Collateral, or otherwise applicable to its business and properties, a violation of which could materially adversely affect its ability to collect its Accounts or repay the Borrower’s Liabilities.

(viii)    Operator and/or Manager (A) has all material permits, licenses, accreditations, registrations, certifications, authorizations, approvals, consents and agreements of all Payors, accreditation agencies, providers and any other Person, necessary or required for Operator to own the assets that it now owns, to carry on its business as now conducted, to execute, deliver and perform under this Agreement and the other Loan Documents, and to receive payments on Accounts from the applicable Payors; and (B) has not been notified by any such Payor, accreditation agency, provider or any other

Person, during the 24-month period immediately preceding the date of this Agreement, that such Person has suspended, revoked or denied renewal with respect to any such permit, license, accreditation, certification, authorization, approval, consent or provider agreement or other contract granted by it to Operator or Manager or to which it and Operator and/or Manager are parties.

(ix)    Any Person that provides any healthcare services for or on behalf of Operator or Manager (either as an employee or independent contractor), including without limitation, nurses, holds the required federal, state and local licenses that are necessary to legally perform such services, which are not suspended or limited in any way; and Operator and Manager are in good standing with the respective governmental, quasi-governmental and other third party Payors and regulatory agencies that now or hereafter are expected to be involved in such healthcare activities;

(x)    Operator and Manager maintain in good standing all state and local licenses, permits, registrations, certifications or other approvals required to be secured by Operator and Manager in order to conduct any healthcare activity in which it is currently engaged, including without limitation, a current license to operate a nursing home in every jurisdiction in which Operator operates a long term care facility;

(xi)    None of Operator’s or Manager’s state and local licenses, permits, registrations, certifications and other approvals relating to providing healthcare services and other services provided by Operator or Manager have been suspended, revoked, limited or denied renewal at any time; and

(xii)    Neither Borrower, Operator, Manager, nor the Facility is subject to a Corporate Integrity Agreement with CMS, OSDH, OKHCA, or any other federal or state governmental or quasi-governmental authority.

2.2    Continuation of Representations and Warranties. Borrower hereby covenants, warrants and agrees that the representations and warranties made in Section 2.1 hereof shall be and shall remain true and correct at the Closing Date and at all times thereafter so long as any part of the Loan shall remain outstanding.

ARTICLE 3

THE LOAN

3.1    Agreement to Borrow and Lend. Borrower agrees to borrow from Lender, and Lender agrees to lend to Borrower, an amount equal to the principal amount of the Loan on the terms of and subject to the conditions of this Agreement. Any amounts borrowed under the Loan and repaid may not be re-borrowed.

3.2    Interest. Interest on funds advanced under the Loan shall:

(a)    from the Closing Date until the Maturity Date, accrue at the Loan Rate; provided, however, if Lender determines:

(i)    that maintenance of the Loan accruing interest based on the interest rate applicable to dollar deposits in the London Interbank market (the “LIBOR Rate”) would violate any applicable law, rule, regulation or directive of any government or any division, agency, body or department thereof, whether or not having the force of law,

(ii)    that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, or
(iii)    the LIBOR Rate as determined by Lender will not adequately and fairly reflect the cost to Lender of maintaining or funding the Loan at the Loan Rate accruing interest based on the LIBOR Rate has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender materially affects the Loan, then Lender shall promptly notify Borrower, and Lender shall suspend the availability of such rate option and require the Loan to be converted to an interest rate that accurately reflects the amount of interest charged under the Note;

(b)    be computed upon advances of the Loan from and including the date of such advance by Lender to or for the account of Borrower (whether to an escrow or otherwise), on the basis of a three hundred sixty (360)‑day year and the actual number of days elapsed in any portion of a month in which interest is due; and

(c)    be paid by Borrower to Lender in the manner set forth in the Note.

3.3    Increased Costs; Special Provisions for LIBOR. If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System (or any successor thereto), but excluding any reserve included in the determination of the Loan Rate), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender; or (ii) shall impose on Lender any other condition affecting the Loans, the Note, or Lender’s obligation to make loans which bear interest at a rate determined by reference to interest rates applicable to dollar deposits in the London Interbank market (“LIBOR Loans”), and the result of anything described in clauses (i) and (ii) above is to increase the cost to

(or to impose a cost on) Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under the Note with respect thereto, then upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction.

3.4 Loan Fees. Borrower shall pay the loan fees as required pursuant to Section 3.6 of the Note.

3.5    Maturity Date. Prior to the Maturity Date, principal payments and payments of accrued interest shall be made as provided in the Note. The entire principal balance of the Note and all accrued and unpaid interest thereon shall be due, if not sooner paid, on the Maturity Date.

3.6    Intentionally Omitted.

3.7    Prepayment. Borrower may prepay the principal balance of the Loan in accordance with the terms and conditions and in the manner set forth in the Note.

3.8    Taxes.

(a)    All payments made by Borrower hereunder, under the Note or under any Loan Documents shall be made without set-off, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to or for the benefit of any person shall be made by Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.
(b)    If Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrower shall increase the payment hereunder or under any other Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 3.8(b)), the amount paid to Lender equals the amount that was payable hereunder or under any other Loan Document without regard to this Section 3.8(b). To the extent Borrower withholds any Taxes on payments hereunder or under any other Loan Document, Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Lender within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c)    If Lender is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against Lender with respect to amounts received or receivable hereunder or under any other Loan Document, Borrower will indemnify Lender against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 3.8(c). A certificate prepared in good faith as to the amount of such payment by Lender shall, absent manifest error, be final, conclusive, and binding on all parties.

3.9    Right of Lender to Fund through Other Offices. Lender may, if it so elects, fulfill its commitment as to any Loan which bears interest at a rate determined by reference to interest rates applicable to dollar deposits in the London Interbank market by causing a foreign branch or Affiliate of Lender to make the Loan, provided that in such event for the purposes of this Agreement the Loan shall be deemed to have been made by Lender and the obligation of Borrower to repay the Loan shall nevertheless be to Lender and shall be deemed held by it, to the extent of the Loan, for the account of such branch or Affiliate.

3.10    Discretion of Lender as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement, all determinations hereunder shall be made as if Lender had actually funded and maintained each Loan which bears interest at a rate determined by reference to interest rates applicable to dollar deposits in the London Interbank market through the purchase of deposits bearing an interest rate equal to the “One Month Libor Rate” (as defined in the Note).

3.11    Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which Lender may lawfully charge Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of Lender either be refunded to Borrower or credited to the principal amount of the Borrower’s Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by Borrower hereunder exceed the maximum rate allowed by applicable law, and Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any such excess interest.

ARTICLE 4

LOAN DOCUMENTS

4.1    Loan Documents. As a condition precedent to the extension of the Loan pursuant to the terms of this Agreement and the Loan Documents, Borrower agrees that it will deliver this Agreement and the following Loan Documents to Lender prior to the Closing Date, all of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution:

(a)    Note. The Note, executed by Borrower payable to the order of Lender.

(b)    Mortgage. The Mortgage, as defined in Section 1.1.

(c)    Assignment of Rents. The Assignment of Rents, as defined in Section 1.1.

(d)    Assignment and Pledge of Account (Replacement Reserve) Assignment and Pledge of Account (Replacement Reserve), dated as of even date herewith, by Borrower in favor of Lender, as the same may be amended and/or restated from time to time.
(e)    Guaranty. The Guaranty, as defined in Section 1.1.

(f)    Environmental Indemnity. The Environmental Indemnity, as defined in Section 1.1.

(g)    Subordination and Attornment Agreement. Subordination and Attornment Agreement, dated as of even date herewith, by and between Borrower, Operator and Lender (as the same may be amended and/or restated from time to time, the “Subordination and Attornment Agreement”).

(h)    Subordination of Management Agreement. Subordination of Management Agreement, dated as of even date herewith, by and between Manager, Operator and Lender.

(i)Tenant Estoppel Certificate. Tenant Estoppel Certificate, dated as of even date herewith, from Operator in favor of Lender.

(j)    Financing Statements. Uniform Commercial Code Financing Statements as required by Lender to perfect the security interests granted hereunder.

(k)    Collateral Assignments. Collateral assignments of such agreements, leases, contracts and other rights or interests of Borrower with respect to the Property as Lender may reasonably request.

(l)    Other Loan Documents. Such other documents and instruments as further security for the Loan as Lender may reasonably require.

ARTICLE 5

CONDITIONS TO CLOSING

5.1    Conditions to Closing. As a condition precedent to the Closing, Borrower shall furnish the following to Lender prior to the Closing Date or at such time as is set forth below, all of which must be strictly satisfactory to Lender and Lender’s counsel in form, content and execution:

(a)    Title Insurance Policy. An ALTA Loan Policy for the Real Property in the amount of $5,000,000.00 insuring the Mortgage to be a valid first lien upon the fee title to the Real Property subject only to the Permitted Exceptions (the “Title Insurance Policy”), issued on the date hereof by the Title Insurance Company to Lender. The Title Insurance Policy must specifically insure Lender for claims and questions related to claims for mechanics’ or materialmen’s liens and contain the following endorsements: (i) ALTA Endorsement Form 3.1 endorsement (including compliance with parking requirements) which must specifically state that the use of the Facility and the Land are “permitted uses” under the governing zoning ordinance; (ii) Survey endorsement, (iii) location endorsement; (iv) usury; (v) access endorsement; (vi) one tax parcel endorsement; (vii) if the Land consists of more than one subparcel, contiguity endorsement; (viii) environmental lien endorsement; (ix) creditor’s rights endorsement; (x) unconditional Comprehensive Endorsement No. 1; and (xi) such other endorsements as Lender may require.

(b)    Insurance Policies.

(i)    During the term of this Agreement, Borrower shall procure, at its expense, and keep in force such insurance coverages required by Lender (including a flood insurance policy concerning the Property if required by the Flood Disaster Protection Act of 1973). All insurance shall be in form, content and amounts approved by Lender and written by an insurance company or companies licensed to do business in the state in which the Real Property is located and domiciled in the United States. The policies for such property insurance shall have attached thereto standard mortgagee clauses in favor of and permitting Lender to collect any and all proceeds payable thereunder, and the policies for such general liability insurance shall include Lender as an additional insured, and the required policies shall include a 30 day notice of cancellation clause in favor of Lender. All policies or certificates of insurance shall be delivered to and held by Lender as further security for the payment of the Note and any other obligations arising under the Loan Documents, with evidence of renewal coverage delivered to Lender at least 30 days before the expiration date of any policy.

(ii)    UNLESS BORROWER PROVIDES LENDER WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, LENDER MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT LENDER’S INTERESTS IN THE PROPERTY AND THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT BORROWER’S INTERESTS. THE COVERAGE THAT LENDER PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST BORROWER IN CONNECTION WITH THE PROPERTY AND THE COLLATERAL. BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY LENDER, BUT ONLY AFTER PROVIDING LENDER WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF LENDER PURCHASES INSURANCE FOR THE PROPERTY AND THE

COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOAN OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

(c)    Licenses; Permits; Utilities. Evidence satisfactory to Lender that:

(i)    All permits, licenses, certifications, certificates of waiver, and governmental approvals (“Permits”) required by applicable law to use, occupy, and operate the Property, including the Facility, and all personal property and equipment thereon, and to conduct all activities thereon, have been validly issued to the proper party(ies), and are in full force and effect, and in connection therewith, on or prior to the Closing Date:

(A)    Operator and/or Manager shall have all Medicare, Medicaid and related agency certifications and private organization accreditations necessary to operate the Facility, and shall be in material compliance with all Medicare and Medicaid statutory and regulatory requirements;

(B)    Operator and/or Manager shall have all Medicare, Medicaid and related agency provider number(s), supplier billing number(s) and Medicare and/or Medicaid provider and/or participation agreements necessary to submit reimbursement claims to Medicare and/or Medicaid in connection with the operations of the Facility; and

(C)    Operator and/or Manager shall have (A) a nursing home facility license from OSDH, effective as of the Closing Date, with a licensed bed capacity equal to the number of the Facility’s nursing home beds, and (B) all other regulatory approvals that are required by any governmental or quasi-governmental authority in order to operate the Facility under applicable law and to bill the Medicare and Medicaid reimbursement programs for the services rendered at the Facility;

(ii)    the storm and sanitary sewage disposal system, the water system and all mechanical systems serving the Property comply with all applicable laws, ordinances, rules and regulations, including Environmental Laws; and

(iii)    all utility, parking, access (including curb‑cuts and highway access), recreational and other easements and permits required or necessary for the ownership, occupancy, and use of the Property have been granted or issued.

(d)    Operating Approvals. Evidence satisfactory to Lender that Borrower and Operator have obtained all other applicable licenses, certifications, permits, approvals, regulatory consents, and Governmental Authorization for the ownership, operation, and use of the Facility and the other Property.

(e)    Environmental Report. A written report (“Environmental Report”) prepared at Borrower’s sole cost and expense by an independent professional environmental consultant approved by Lender in its sole and absolute discretion. The Environmental Report shall be subject to Lender’s approval in its sole and absolute discretion. If the Environmental Report reveals contamination or conditions warranting further investigation in order to establish baseline data, Lender may require, in its sole and absolute discretion, a written report (also referred to herein as the “Environmental Report”) based on additional testing and investigation in order to define the source and extent of the contamination or to establish baseline data, as well as to provide relevant detailed information on the area’s geological and hydrogeological conditions. Any additional Environmental Report prepared pursuant to this requirement shall be subject to Lender’s approval, in its sole and absolute discretion.

(f)    Appraisal. An appraisal of the Real Property, prepared at Borrower’s sole cost and expense, satisfactory and addressed to Lender prepared by a certified or licensed appraiser who is approved by Lender. The appraisal must show an appraised value of the Real Property such that the ratio of the principal amount advanced by Lender under the Note to the appraised value of the Real Property shall be no more than eighty percent (80.0%).

(g)    Property Condition Report. A property condition report ordered by Borrower and prepared at Borrower’s sole cost and expense by an independent consultant approved by Lender in its sole and absolute discretion, and which shall be subject to Lender’s approval in its sole and absolute discretion.

(h)    Documents of Record. Copies of all covenants, conditions, restrictions, easements and matters of record which affect the Property.

(i)    Searches. A report from the appropriate filing offices of the state and county in which the Land is located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Exceptions and liens and security interests in favor of Lender) are of record or on file encumbering any portion of the Land or any of the other Property or any of the stock or equity interests of Operator or Borrower, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrower or Operator.

(j)    Borrower’s Attorney’s Opinion. An opinion of counsel for Borrower and the other Credit Parties, and local counsel, as required by Lender, dated as of the Closing

Date, addressing such issues as Lender may request in form and substance acceptable to Lender and its counsel, including the following propositions and questions of law:

(i)    that Borrower and Operator are duly organized, validly existing and in good standing to do business in the state of Georgia and qualified to do business in the state of Oklahoma;

(ii)    that each Credit Party has all necessary legal right, power and authority to conduct its business and to enter into and perform its obligations under this Agreement and the Loan Documents to which it is a party;

(iii)    that all necessary manager, membership, partner, officer, director or shareholder approvals, resolutions and directions of each Credit Party have been obtained for the ownership and lease of the Property and the execution of this Agreement and the Loan Documents to which it is a party;

(iv)    that the execution and delivery of this Agreement and the Loan Documents, and the performance thereunder by Borrower and the other Credit Parties will comply with all applicable laws and will not violate or conflict with the instruments under which Borrower or any Credit Party is organized or any applicable contracts or agreements;

(v)    that the Loan Documents and this Agreement have been duly and validly executed and delivered, are enforceable in accordance with their respective terms (subject to bankruptcy laws and laws pertaining to the exercise of creditors’ rights generally) and are subject to no defenses of any kind;

(vi)    that the making of the Loan, and the charging of all interest and fees due thereunder do not violate any usury or consumer credit laws;

(vii)    that if permitted by the laws of the state of Oklahoma, Borrower has effectively waived in the Mortgage any rights of redemption from a decree or order foreclosing the Mortgage on behalf of itself and all persons claiming through Borrower;

(viii)    the security interests granted by Borrower in the Collateral shall be validly created and perfected so that at the Closing Date, Lender shall have a perfected first lien and security interest in the Collateral; and

(ix)    such other matters as reasonably requested by Lender.

(k)    Organizational/Corporate Documents. From Borrower, (i) a copy of its operating agreement, certified by a manager, as being a true and correct copy and as otherwise unmodified and in full force and effect as of the Closing Date, (ii) a Certificate of Good

Standing from the states of Georgia and Oklahoma, issued not more than 30 days before the Closing Date, (iii) a recently certified copy of the Articles of Organization, including all amendments thereto, (iv) a certificate from a manager dated as of the Closing Date, providing that no certificate of dissolution has been filed, (v) an incumbency certificate showing specimen signatures for the manager authorized to execute any Loan Documents and (vii) certified copies of resolutions from the members or managers, as applicable, authorizing execution and delivery of the Loan Documents.

From Operator: (i) a copy of its operating agreement, certified by a manager, as being a true and correct copy and as otherwise unmodified and in full force and effect as of the Closing Date, (ii) a Certificate of Good Standing from the states of Georgia and Oklahoma, issued not more than 30 days before the Closing Date, (iii) a recently certified copy of the Articles of Organization, including all amendments thereto, (iv) a certificate from a manager dated as of the Closing Date, providing that no certificate of dissolution has been filed, (v) an incumbency certificate showing specimen signatures for the manager authorized to execute any Loan Documents and (vii) certified copies of resolutions from the members or managers, as applicable, authorizing execution and delivery of the Loan Documents.

(l)    Operating Lease. A certified copy of the Operating Lease and such evidence as to the validity thereof, absence of defaults thereunder, and such subordination and attornment agreement and estoppel letter from Operator, all as Lender may require.

(m)    Real Estate Taxes. Copies of the most recent real estate tax bills (or other evidence satisfactory to Lender of the amount of such taxes for the most recent bills) for the Land, evidence satisfactory to Lender that there are no outstanding real estate tax bills that are unpaid beyond their due dates, and evidence satisfactory to Lender that the Land is separately assessed for real estate taxing purposes.

(n)    Broker. Evidence satisfactory to Lender that all brokers’ commissions or fees due with respect to the Loan or the Property, if any, have been paid in full in cash.

(o)    Payment of Fees. Evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all reasonable attorneys’ costs of Lender to the extent invoiced prior to the Closing Date, plus such additional amounts of reasonable attorneys’ costs as shall constitute Lender’s reasonable estimate of attorneys’ costs incurred or to be incurred by Lender through the closing proceedings (provided that thereafter there shall be a final settling of accounts between Borrower and Lender).

(p)    Reserved.

(q)    Replacement Reserve. Borrower shall, or shall cause Operator to, deposit monthly an amount equal to 1/12th of an amount equal to $400.00 per bed annually into the Replacement Reserve Account and an amount equal to [$3,934.00] at Closing.

(r)    Additional Documents. Such other papers and documents regarding Borrower or the Property as Lender may require.

5.2    Termination of Agreement. Borrower agrees that all conditions precedent to the Closing will be complied with on or prior to the Closing Date. If all of the conditions precedent to the Closing hereunder shall not have been performed on or before the Closing Date, Lender may terminate this Agreement and all of its obligations hereunder by giving a written notice of termination to Borrower. In the event of such termination, Borrower shall pay all Loan Expenses which have accrued or been charged as of the Closing Date.

ARTICLE 6

DISBURSEMENTS

6.1    Conditions Precedent to Disbursement of Loan Proceeds. No disbursement of Loan Proceeds shall be made by Lender to Borrower at any time unless:

(a)    all conditions precedent to that disbursement have been satisfied, including, without limitation, performance of all of the then-pending obligations of Borrower under this Agreement and the Loan Documents;

(b)    no Event of Default has occurred under this Agreement or under any Loan Document, and no event, circumstance or condition has occurred or exists which, with the passage of time or the giving of notice, would constitute an Event of Default under this Agreement or under the Loan Documents;

(c)    no litigation or proceedings are pending or threatened (including proceedings under Title 11 of the United States Code) against Borrower, Operator or the Property, which litigation or proceedings, in the sole and exclusive judgment of Lender, is material; and

(d)    all representations and warranties made to Lender herein and otherwise in connection with the Loan continue to be true, accurate and complete.

6.2    Loan Disbursement. Subject to the satisfaction of the terms and conditions herein contained, the Loan Proceeds shall be disbursed as follows:

(a)    The Closing shall take place at such time as all of the conditions and requirements of this Agreement required to be performed by Borrower or other parties prior to the Closing have been satisfied or performed; but in no event shall the Closing occur later than the Closing Date. At the Closing, Borrower shall provide to Lender funds necessary to pay any Loan Expenses then due, or Lender shall deduct such Loan Expenses from Borrower’s account with Lender.

(b)    If any disbursement of Loan Proceeds is made by Lender into an escrow, those Loan Proceeds shall be considered to be disbursed to Borrower from the date of deposit into that escrow, and interest shall accrue on those Loan Proceeds from that date.

(c)    Borrower hereby requests and authorizes Lender to make advances directly to itself, or to deduct from Borrower’s account with Lender, for payment and reimbursement of all interest, charges, costs and expenses incurred by Lender in connection with the Loan (to the extent not otherwise paid by Borrower), including, but not limited to, (i) interest due on the Loan and any points, loan fees, service charges, commitment fees or other fees due to Lender in connection with the Loan; (ii) all title examination, survey, escrow, filing, search, recording and registration fees and charges; (iii)  all documentary stamp and other taxes and charges imposed by law on the issuance or recording of any of the Loan Documents; (iv) all appraisal fees; (v) all title insurance premiums; (vi) all fees and disbursements of legal counsel engaged by Lender in connection with the Loan, including, without limitation, counsel engaged in connection with the enforcement or administration of this Agreement or any of the Loan Documents; and (vii) any amounts required to be paid by Borrower under this Agreement, the Note, the Mortgage or any Loan Document after the occurrence of an Event of Default (all of which are herein referred to as “Loan Expenses”).

6.3    Documents Required for Disbursement. Prior to, and as a condition of, the disbursement of any Loan Proceeds of the Loan, Borrower shall furnish to Lender Borrower’s written disbursement request (“Disbursement Request”), which shall direct Lender to disburse such funds in accordance with this Agreement and certifies to Lender, as of the date of the applicable request for disbursement, that:

(a)    no Event of Default, or condition or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, exists under this Agreement;

(b)    the representations and warranties contained in Article 2 of this Agreement are true and correct; and

(c)    Borrower has received no notice and has no knowledge of any liens or claims of lien either filed or threatened against the Property except the liens of Lender and those which are specifically identified in writing to Lender.

6.4    Expenses and Advances Secured by Mortgage. Any and all advances or payments made by Lender hereunder, from time to time, and any amounts expended by Lender pursuant to this Agreement, together with reasonable attorneys’ fees, if any, and all other Loan Expenses, as and when advanced or incurred, shall be deemed to have been disbursed as part of the Loan and be and become secured and guaranteed by the Loan Documents to the same extent and effect as if the terms and provisions of this Agreement were set forth therein, whether or not the aggregate of such indebtedness shall exceed the face amount of the Note.

6.5    Post-Closing Items. Borrower agrees to promptly deliver any documents, certificates or other items, if any, after the Closing Date per a post-closing letter in form and substance satisfactory to Lender, and such items shall not be deemed waived by Lender.

6.6    Lender’s Action for Lender’s Own Protection Only. The authority herein conferred upon Lender and any action taken by Lender or its agents or employees in making inspections of the Property will be taken by Lender and by its agents or employees for its own protection only, and neither Lender nor its agents or employees shall be deemed to have assumed any responsibility to any Credit Party or any other person or entity with respect to the Property.

ARTICLE 7

RESERVES

7.1    Setting Up and Adjusting Reserves. At the Closing, Lender may demand from Borrower or deduct from Borrower’s account with Lender all Loan Expenses, to the extent the same have not been previously paid. After the occurrence of an Event of Default, Lender may also designate reserves (“Reserves”), and thereafter from time to time in its reasonable discretion may adjust the amount of such Reserves as circumstances may require for any or all of the following purposes to cover the actual or estimated amounts required for such purposes until the Maturity Date of the Loan:

(a)    All unpaid Loan Expenses and fees of Lender’s consultants and Lender’s counsel;

(b)    An amount, as estimated by Lender, to provide for the payment of interest on the Loan prior to the Maturity Date;

(c)    An amount, as estimated by Lender and not to exceed 1.05% of the most recent tax statement, for real estate taxes which will accrue prior to the Maturity Date and for tax deposits, if any, required by the Mortgage;

(d)    An amount, as reasonably estimated by Lender, for premiums on insurance policies required to be furnished by Borrower hereunder, payable prior to the Maturity Date and for insurance deposits, if any, required by the Mortgage;

(e)    Funds to pay any license fees, mortgage or lease guaranty insurance premiums, permits and other charges and fees.

7.2    Disbursement of Reserves. Provided that (i) no Event of Default hereunder has occurred and is continuing, and (ii) no event or circumstance has occurred which, with the passage of time, the giving of notice, or both, could constitute an Event of Default, Lender may, and at the request of Borrower shall, disburse the Reserves for the respective purposes for which they have been set aside, either by payment of items for which the Reserves have been set aside, or by reimbursement to Borrower for payments so made by Borrower.

7.3    No Interest Payable on Reserves. No interest shall accrue upon Reserves held by Lender until disbursement thereof. Payments by Lender into an escrow or title indemnity or otherwise for the benefit of Borrower or to satisfy any requirements of the Title Company shall be deemed a disbursement.

7.4    Application of Reserves in Case of Event of Default. In case of an Event of Default, Lender may use and apply Reserves or any monies deposited by Borrower with Lender, regardless of the purpose for which deposited, to cure such Event of Default or to apply as a prepayment of the Loan.
7.5    Repair and Remediation Reserve.

(a)    Prior to the execution of this Loan Agreement, Lender has caused the Property to be inspected and such inspection has revealed that the Property is in need of certain maintenance, repairs and/or remedial or corrective work, as more particularly described in those certain engineering reports (collectively, the “Engineering Report”) dated August 27, 2013 and prepared by IVI Assessment Services, Inc. (the “Required Work”). Borrower acknowledges it has received and reviewed the Engineering Report.
(b)    Contemporaneously with the execution of this Loan Agreement, Borrower has established with Lender a reserve in the amount of $9,757.00 (the “Repair and Remediation Reserve”), which amount represents 110% of the estimated cost to complete the Required Work. If, at any time, Lender determines that the amount on deposit or available in the Repair and Remediation Reserve is inadequate to pay the costs of the Required Work, Borrowers shall, within 10 days after receipt of written notice thereof, deposit with Lender the full amount of any such deficiency.
(c)    Borrowers shall cause the Required Work to be completed, performed, remediated and corrected to the reasonable satisfaction of Lender and as necessary to bring the Property into compliance with all applicable laws, ordinances, rules and regulations on or before 24 months from the date of this Loan Agreement, as such time period may be extended in writing by Lender in its sole discretion.
(d)    So long as no Default has occurred and is continuing and no Event of Default has occurred (i) all sums in the Repair and Remediation Reserve shall be held by Lender in the Repair and Remediation Reserve to pay the costs and expenses of completing the Required Work, and (ii) Lender shall, to the extent funds are available for such purpose in the Repair and Remediation Reserve, disburse to Borrowers the amount paid or incurred by Borrowers in completing, performing, remediating or correcting the Required Work upon (A) the receipt by Lender of a written request from Borrowers for disbursement from the Repair and Remediation Reserve that shall include a certification by Borrowers that the applicable item of Required Work has been completed in accordance with the terms of this Loan Agreement, (B) delivery to Lender of invoices, receipts or other evidence satisfactory to Lender verifying the costs of the Required Work to be reimbursed,

(C) for any single Required Work item in excess of $50,000 (or for any Required Work item structural in nature) and prior to disbursement of the final $50,000, delivery to Lender of a certification from an inspecting architect, engineer or other consultant reasonably acceptable to Lender describing the completed work, verifying the completion of the work and the value of the completed work and, if applicable, certifying that such work has been completed in compliance with all applicable laws, ordinances, rules and regulations relating to the Required Work so performed, and (D) delivery to Lender of affidavits, lien waivers or other evidence reasonably satisfactory to Lender showing that all materialmen, laborers, subcontractors and any other parties who might or could claim statutory or common law liens and are furnishing or have furnished materials or labor to the Property have been paid all amounts due for such labor and materials furnished to the Property. Lender shall not be required to make disbursements from the Repair and Remediation Reserve more frequently than one time in any calendar month. In making any disbursement from the Repair and Remediation Reserve, Lender shall be entitled to rely on such request from Borrowers without any inquiry into the accuracy, validity or contestability of any such amount.

ARTICLE 8

COLLATERAL: GENERAL TERMS

8.1    Grant of Security Interest. To secure the prompt payment of Borrower’s Liabilities, the prompt, full and faithful performance by Borrower of all of the provisions to be kept, observed or performed by Borrower under this Agreement and/or the other Loan Documents, Borrower does hereby pledge, assign, transfer and deliver to Lender, and grants to Lender, a security interest in and to and a first lien (subject only to the Permitted Exceptions) on, all of Borrower’s property of any kind or description, tangible or intangible, of whatever description, whether now existing and/or owned and hereafter arising and/or acquired, wherever located, including, but not limited to, the following: (a) the Accounts, (b) liens, guaranties and other rights and privileges pertaining to the Accounts; (c) all books, records and computer records in any way relating to the Accounts; (d) all General Intangibles of Borrower (including without limitation inventions, designs, patents, patent applications, trademarks, trade names, copyrights, licenses, leasehold interests, tax refund claims, guaranty claims and security interests or other security held by Borrower); (e) all Inventory of Borrower, including without limitation finished goods, returned and repossessed goods, raw materials, and work in progress; (f) all goods, equipment, systems, devices, apparatus, vehicles, furniture and fixtures, together with accessions thereto and replacement parts therefore, and all other items of personal property now or hereafter acquired by Borrower, or in which Borrower may now or hereafter have any interest whatsoever; (g) all monies, reserves, deposits, deposit accounts and interest or dividends thereon, securities, cash, cash equivalents, and other property now or at any time or times hereafter in the possession, or under the control, of Lender or its bailee; (h) liens, guaranties and other rights and privileges pertaining to any of the foregoing; (i) all books, records and computer records in any way relating to the foregoing; (j) all other assets of Borrower whether real, personal, tangible or intangible or mixed, now existing or hereafter acquired, created, built or otherwise coming into being; (k) all licenses, permits or waivers issued by any governmental or quasi-governmental authority to or for the benefit of Borrower that are necessary or useful in connection with the ownership of the Property; (l) interests of Borrower in commercial tort claims

(as defined in the UCC), (m) all accessions, substitutions, renewals, improvements and replacements of and additions to the foregoing; (n) the Land and all improvements, furniture and fixtures now or hereafter thereon located at the Real Property, pursuant to the Mortgage; (o) the Operating Lease; and (p) all products and proceeds of the foregoing including, without limitation, proceeds of insurance policies insuring the same (all of the foregoing personal property and real property is hereinafter sometimes individually and sometimes collectively referred to as “Collateral”). This Agreement shall constitute a security agreement, creating a security interest in such Collateral, as collateral, in Lender, as a secured party, and Borrower, as Debtor, all in accordance with the UCC. Borrower shall make appropriate entries upon its financial statements and books and records disclosing Lender’s security interest in the Collateral.

8.2    Perfection of Security Interests. Borrower shall execute and/or deliver to Lender, at Borrower’s expense, at any time and from time to time hereafter at the request of Lender, all agreements, instruments, financing statements, authorizations, documents and other written documents (sometimes hereinafter individually and collectively referred to as “Supplemental Documentation”) that Lender reasonably may request, in form and substance acceptable to Lender, to perfect and maintain as perfected Lender’s security interest in the Collateral and to consummate the transactions contemplated in or by this Agreement and the other Loan Documents. Borrower irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney and agent-in-fact to sign the names of Borrower on the Supplemental Documentation and to deliver the Supplemental Documentation to such Persons as Lender may reasonably elect in the event that Borrower shall fail promptly to provide the same upon request of Lender, and to file in any jurisdiction any initial financing statements and amendments thereto that (i) indicate the Collateral as all assets of Borrower (or words of similar effect), regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or as being of an equal or lesser scope or within greater detail, and (ii) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including whether Borrower is an organization, the type of organization, and any organization identification number issued to Borrower, and in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower agrees that a carbon, photographic or photostatic copy or other reproduction of this Agreement or of any financing statement shall be sufficient as a financing statement. Borrower hereby authorizes and acknowledges Lender’s filing of any Financing Statements prior to the date hereof.

8.3    Inspection of Collateral. Lender (by any of its officers, employees and/or agents) shall have the right, at reasonable times and upon notice to an Authorized Officer prior to the occurrence of an Event of Default, and after the occurrence of an Event of Default, at any time or times, to inspect the Property and the Collateral; and to visit any or all of Borrower’s offices to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with Lender or any representative thereof), and to examine (and, at the expense of Borrower, photocopy extracts from)

any of its books or other records; to perform appraisals of the tangible assets of Borrower, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral. All such inspections or audits by Lender shall be at Borrower’s expense, provided that so long as no Default or Event of Default exists, Borrower shall not be required to reimburse Lender for inspections or audits more frequently than once each fiscal year. Borrower’s obligation to pay such costs shall constitute part of Borrower’s Liabilities, payable by Borrower to Lender on demand.

8.4    First Lien and Locations of Collateral. Borrower warrants and represents to, and covenants with, Lender that: (a) as of the Closing Date, Lender’s security interest in the Collateral is, and at all times thereafter shall be, perfected and have a first priority; (b) the offices and/or locations where Borrower keeps the Collateral consisting of personal property and books and records concerning the Collateral are located solely at the Real Property and at Borrower’s office as listed in Section 16.9 hereof, and Borrower shall not remove such books and records and/or the Collateral therefrom and shall not keep any of such books and records and/or the Collateral at any other office or location without the prior written consent of Lender; and (c) as of the Closing Date, Borrower’s sole office and place of business is the Real Property and at those locations as set forth in Section 16.9. An Authorized Officer, by written notice delivered to Lender at least thirty (30) days prior thereto, shall advise Lender of Borrower’s opening of any new office or place of business or its closing of any existing office or place of business and any new office or place of business shall be within the continental United States of America. There are no Liens on the Collateral other than the Liens of Lender pursuant hereto, and any Permitted Exceptions.

8.5    Leases. To the extent permitted by applicable law, the security interest created hereby is specifically intended to cover all Leases between Borrower or its agents as lessor, and various tenants named therein, as lessee, including all extended terms and all extensions and renewals of the terms thereof, as well as any amendments to or replacement of said Leases, together with all of the right, title and interest of Borrower, as lessor thereunder.

8.6    Ownership; Authority; Use. Borrower is and will be the true and lawful owner of the Collateral and has rights in, and the power to transfer, the Collateral, subject to no liens, charges or encumbrances other than the lien hereof, other liens and encumbrances benefiting Lender and no other party, and liens and encumbrances, if any, expressly permitted by the other Loan Documents. The Collateral is to be used by Borrower solely for business purposes.

8.7    Third Parties; Control. Borrower agrees that where Collateral is in possession of a third party, Borrower will join with Lender in notifying the third party of Lender’s interest and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Lender. Borrower will cooperate with Lender in obtaining control with respect to Collateral consisting of deposit accounts, investment property, letter of credit rights and electronic chattel paper.

8.8    Constructive Trust. After the occurrence of an Event of Default, Borrower shall receive, as the sole and exclusive property of Lender, and as trustee for Lender, all monies, checks,

drafts and all other payment for and/or proceeds of Collateral which come into the possession or under the control of Borrower (or any of its managers, owners, partners, shareholders, directors, officers, employees, agents or those Persons acting for or in concert with Borrower) and upon Lender’s election, immediately upon receipt thereof, Borrower shall remit the same (or cause the same to be remitted), in kind, to Lender at Lender’s office listed in Section 16.9 below.

8.9    Application of Proceeds of Collateral. Upon the occurrence of an Event of Default, Lender, at any time or times in its sole and absolute discretion, may take control of, in any manner, and may endorse Borrower’s name, as appropriate, on, any of the items of payment or proceeds described in Section 8.8 above and, pursuant to the provisions of this Agreement, Lender may, in its sole and absolute discretion, apply the same to and on account of Borrower’s Liabilities. For the purposes of this Section 8.9, Borrower hereby irrevocably makes, constitutes and appoints Lender (and all persons designated by Lender for such purpose) as Borrower’s true and lawful attorney and agent-in-fact with power, without notice to Borrower, to take any such actions.

8.10    Possession and Sale of Collateral. Upon an Event of Default hereunder, Lender shall have the remedies of a “Secured Party” under the UCC, including, without limitation, the right to take immediate and exclusive possession of the Collateral, or any part thereof, and for that purpose, so far as Borrower can give authority therefor, with or without judicial process, may enter (if this can be done without breach of the peace) upon any place on which the Collateral or any part thereof may be situated and remove the same therefrom (provided that if the Collateral is affixed to real estate, such removal shall be subject to the conditions stated in the Uniform Commercial Code); and Lender shall be entitled to hold, maintain, preserve and prepare the Collateral for sale, until disposed of, or may propose to retain the Collateral subject to Borrower’s right of redemption, if any, in satisfaction of Borrower’s obligations, as provided in the UCC. Lender may render the Collateral unusable without removal and may dispose of the Collateral on the Real Property.
8.11    Waiver; Deficiency. Borrower waives and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the UCC. Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Borrower’s Liabilities in full and the fees and disbursements of any attorneys employed by Lender to collect such deficiency.

8.12    Third Party Collateral Claims. After the occurrence of an Event of Default, Lender, in its sole and absolute discretion, without waiving or releasing any Event of Default or obligation, liability, or duty of Borrower under this Agreement or the other Loan Documents, may at any time or times hereafter, but shall be under no obligation to, pay, acquire and/or accept an assignment of any security interest, lien, encumbrance, or claim asserted by any Person against the Collateral. All sums paid by Lender in respect thereof and all costs, fees and expenses, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto that are incurred by Lender on account thereof shall be part of Borrower’s Liabilities payable by Borrower to Lender on demand.

8.13    Additional Collateral. Upon the occurrence of an Event of Default, Lender may, in its sole and absolute discretion, retain as additional Collateral or release to Borrower, from time to time, such portion of the monies, reserves and/or proceeds received by Lender with respect to the Collateral as Lender may determine. All such monies, reserves, proceeds and other property of Borrower in the possession of Lender at any time or times hereafter are hereby pledged by Borrower to Lender as additional Collateral hereunder and may be applied by Lender on account of Borrower’s Liabilities.

8.14    No Custom or Waiver. No authorization given by Lender pursuant to this Agreement or the other Loan Documents to sell any specified portion of Collateral or any items thereof, and no waiver by Lender in connection therewith shall establish a custom or constitute a waiver of the limitation contained in this Agreement against such sales, with respect to any of the Collateral or any item thereof not covered by said authorization.

8.15    Appointment as Attorney-in-Fact. Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender), upon the occurrence of an Event of Default and if Lender is exercising its rights to take possession of the Collateral, as Borrower’s true and lawful attorney and agent-in-fact, with power, without notice to Borrower and at such time or times hereafter as Lender, in its sole and absolute may determine, in Borrower’s or Lender’s name: (a) to demand or enforce payment with respect to any of the Collateral by legal proceedings or otherwise; (b) to exercise all of Borrower’s rights and remedies with respect to the Collateral; (c) to settle, adjust, compromise, extend or renew the Collateral; (d) to settle, adjust or compromise any legal proceedings brought to collect the Collateral; (e) to sell or assign the Collateral upon such terms, for such amounts, and at such time or times as Lender deems advisable; (f) to discharge and release the Collateral; (g) to take control, in any manner, of any item of payment or proceeds referred to in Section 8.8 above; (h) to prepare, file and sign Borrower’s name on any notice of lien, assignment, satisfaction of lien or similar document in connection with the Collateral; (i) to prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or similar document against any Obligor; (j) to do all acts and things necessary, in Lender’s sole discretion, to fulfill all of Borrower’s obligations under this Agreement; (k) to endorse the name of Borrower upon any of the items of payment or proceeds referred to in Section 8.8 above and to deposit the same to the account of Lender on account of Borrower’s Liabilities; (l) to endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Collateral; and (m) to sign the name of Borrower to verifications of the Collateral and notices thereof to Obligors.
8.16    Duty of Lender. Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Lender deals with similar property for its own account. Neither Lender nor any of its respective officers, directors, employees or agents shall be liable for any failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on Lender hereunder are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act (except to the extent any such acts constitute gross negligence or willful misconduct on the part of Lender) or failure to act hereunder.

8.17    Releases.

(a) At such time as the Borrower’s Liabilities have been paid and performed in full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of Lender and Borrower hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to Borrower. At the request and sole expense of Borrower following any such termination, Lender shall deliver to Borrower any Collateral held by Lender hereunder, and execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence such termination.
(b)    If any of the Collateral shall be sold, transferred or otherwise disposed of by Borrower in a transaction permitted by this Agreement, then Lender, at the request and sole expense of Borrower, shall execute and deliver to Borrower all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.

ARTICLE 9

Intentionally omitted.

ARTICLE 10

Intentionally omitted.

ARTICLE 11

FURTHER AGREEMENTS OF BORROWER

11.1    Maintenance of Existence, etc. Borrower shall maintain and preserve, and cause each other Credit Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

11.2    Mechanics’ Liens, Taxes and Contest Thereof. Borrower agrees that it will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against the Property and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, and will pay all special assessments which have been placed in collection and all real estate taxes and assessments of every kind (regardless of whether the same are payable in installments) upon the Property, before the same become delinquent; provided, however, that Borrower shall have the right to contest in good faith and with reasonable diligence the validity of any such lien, claim, tax or assessment if the right to contest such matters is expressly granted in the Mortgage. If Borrower shall fail promptly either to discharge or to contest claims, taxes or assessments asserted or give security or indemnity in the manner provided in the Mortgage, or having commenced to contest the same, and having given such security or indemnity, shall fail to prosecute such contest with diligence, or to maintain such indemnity or security so required by the Mortgage, or upon the adverse conclusion of any such contest, to cause any judgment or decree to be satisfied and lien to be released, then and in any such event Lender may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, in its sole discretion, effect any settlement or compromise of the same. Any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder. In settling, compromising, discharging or providing indemnity or security for any claim for lien, tax or assessment, Lender shall not be required to inquire into the validity or amount thereof.

11.3    Fixtures and Personal Property. Subject to the rights of Lender as the holder of the first mortgage on the Property and the Permitted Exceptions, and except for the security interest granted to Lender, Borrower agrees that all of the personal property, fixtures, attachments, furnishings and equipment delivered in connection with the use, operation, ownership of the Property will be kept free and clear of all chattel mortgages, vendor’s liens, and all other liens, claims, encumbrances and security interests whatsoever, and that Borrower will be the absolute owner of said personal property, fixtures, attachments and equipment. Borrower, on request, will furnish Lender with satisfactory evidence of such ownership, and of the terms of purchase and payment therefor.

11.4    Proceedings to Enjoin or Prevent Use. If any proceedings are filed or are threatened to be filed seeking to (a) enjoin or otherwise prevent or declare invalid or unlawful the use, occupancy, maintenance or operation of the Property or any portion thereof; (b) adversely affect the validity or priority of the liens and security interests granted Lender hereby; or (c) adversely affect the financial condition of Borrower or Operator or the ability of Borrower to own, or the ability of Borrower or Operator to operate, the Property, then Borrower will immediately notify Lender of such proceedings, and within two (2) Business Days following Borrower’s notice of such proceedings, Borrower will cause such proceedings to be vigorously contested in good faith, and in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom. Without limiting the generality of the foregoing, Borrower will resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its best efforts to bring about a favorable and speedy disposition of all such proceedings.

11.5    Furnishing Information. Borrower shall:

(a)    cooperate with Lender in arranging for inspections by representatives of Lender of the Property as may, from time to time, be requested;

(b)    promptly supply Lender with such information concerning its assets, liabilities and affairs, and the assets, liabilities and affairs of any Credit Party or Manager, as Lender may reasonably request from time to time hereafter; which shall specifically include, without need for request from Lender, as soon as available and in no event later than 120 days after fiscal year-end, internally prepared and reviewed financial statements, prepared in accordance with GAAP of Borrower and Operator as at the end of such fiscal year and certified by an Authorized officer, beginning with financial statements for the fiscal year ending December 31, 2013, together with independent certified public accountant-prepared and reviewed financial statements, prepared in accordance with GAAP, including therein balance sheets and statements of earnings, payor mix and cash flows of Guarantor as at the end of such fiscal year, certified without adverse reference to going-concern value and without qualification by an independent certified public accountant firm of recognized standing, selected by a Credit Party and reasonably acceptable to Lender, beginning with the financial statements for the fiscal year ending December 31, 2013;

(c)    promptly supply to Lender within forty-five (45) days after the end of each fiscal quarter, balance sheets of Operator and Borrower as of the end of such quarter, together with statements of earnings and payor mix (with respect to Operator), prepared in accordance with GAAP and certified by an Authorized Officer, beginning with the financial statements for the month ending September 2013;

(d)    accompanying each set of annual statements delivered pursuant to Section 11.5(b) and each set of quarterly statements delivered pursuant to Section 11.5(c), a duly completed quarterly compliance certificate in the form set forth as Exhibit B hereto, dated the date of such annual statements or such quarterly statements, which certificate shall state that (i) Borrower and Operator are in compliance in all material respects with all covenants contained in this Agreement, (ii) that no Default or Event of Default has occurred or is continuing, or, if there is any such event, describing such event, the steps, if any, that are being taken to cure it, and the time within which such cure will occur and (iii) except for actions taken as permitted by this Agreement, all representations and warranties made by Borrower herein continue to be true as of the date of such certificate, except as set forth therein, and such certificate shall be signed by an Authorized Officer and shall also contain, in a form and with such specificity as is reasonably satisfactory to Lender, a calculation of each of the financial covenants described in Sections 11.18 (a), (b) and (c) of this Agreement;

(e)    (i) within 30 days after the required filing date (including all extensions) with the appropriate taxing authority or any extensions thereof, copies of all federal tax returns of Borrower and Operator;
(f)    as soon as available and in no event later than fifteen (15) days after receipt by Borrower or Operator or Manager, provide Lender with a true and correct copy of (i) every annual and life safety code survey of the Facility, (ii) every complaint survey of the Facility alleging a violation with a Substandard Quality of Care, as defined by federal regulations (i.e., deficiencies under 42 CFR 483.13 or 42 CFR 483.25 with scope and severity levels of F, G, H, I, J, K or L), along with any plans of correction submitted by Operator or

Manager in connection therewith, and correct or cause to be corrected any such deficiency or violation within the time period required for cure by such agency, subject to such agency’s normal appeal process, if any such deficiency or violation is reasonably likely to adversely affect either the right to continue participation in Medicare, Medicaid or other reimbursement programs for existing patients or the right to admit new Medicare patients, Medicaid patients or other reimbursement program patients or result in the loss or suspension of any of Borrower’s or Operator’s licenses and permits to operate such Borrower’s or Operator’s business; (iii) any fines assessed by OKHCA or OSDH, (iv) any notice from the OSDH, OKHCA, the Medicaid program as administered in the state of Oklahoma, Centers for Medicare and Medicaid Services or any other federal or state governmental or quasi-governmental authority terminating or revoking or threatening to terminate or revoke the Facility’s nursing home facility license, or any other material license, certification, waiver or accreditation of Borrower or Operator or Manager; and (v) any notice from the Medicaid program, as administered in the state of Oklahoma, CMS, or any other governmental, quasi-governmental or other Payor source alleging that overpayments have been made to Operator or Manager or that Operator or Manager has overbilled such Payor source, and/or demanding repayment or recoupment of monies previously paid to Operator or Manager;

(h)     if requested by Lender, within thirty (30) Business Days of the required date of filing or within thirty (30) Business Days of the date of actual filing, whichever is earlier, complete and accurate copies of any annual or interim cost reports filed with Medicaid, as administered in the state of Oklahoma, Medicare, CMS or other applicable program or any other governmental or quasi-governmental agency by or on behalf of Borrower or Operator or Manager, which reports will be prepared by an independent certified public accountant or by an experienced cost report preparer reasonably acceptable to Lender, and promptly furnish to Lender any amendments filed with respect to such reports and all responses, audit reports or inquiries with respect to such reports;

(i)    as soon as available and in no event later than five business (5) days after receipt by Borrower or Operator or Manager, provide Lender with a true and correct copy of any and all notices from any governmental or quasi-governmental agency terminating, suspending, revoking or downgrading to a substandard category, or threatening termination, suspension, revocation or downgrade to a substandard category, of any Medicare or Medicaid Certification or other entitlement to payments pursuant to any program, or any license or certification relating to the Property or the Facility;

(j)    promptly notify Lender of:

(i)any condition or event which constitutes (or which, with the giving of notice or lapse of time, or both, would constitute) an Event of Default, and the steps being taken by Borrower with respect thereto;

(ii)any material adverse change in the financial condition or operations of any Credit Party;

(iii)any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lender which has been instituted or, to the knowledge of Borrower, is threatened against Borrower or Operator or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(iv)any cancellation in any insurance maintained by Borrower or Operator;

(v)any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect;

(vi)any Lien on any of the Collateral not permitted under this Agreement or which would adversely affect the ability of Lender to exercise any of its remedies hereunder;

(vii)the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan of Borrower or Operator, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or Operator furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower or Operator with respect to any post-retirement welfare benefit plan or other employee benefit plan of Borrower or Operator or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent; or

(viii)other than general market conditions beyond the reasonable control of Borrower, the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the Liens created hereby.

(k)    provide to Lender, as paid, evidence of timely payment of real estate taxes owed on the Real Property;

(l)    maintain a standard and modern system of accounting in accordance with GAAP. Borrower expressly grants Lender the right to communicate directly with Borrower’s and Operator’s accountants and hereby authorizes such accountants to communicate directly with Lender;

(m)    within ten (10) business days after notice to Borrower of the commencement thereof, notify Lender, in writing, of any action, suit, arbitration or other proceeding instituted, commenced against or affecting Borrower or the Facility with an amount in controversy in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);

(n)    subject to all applicable laws, permit Lender or any of its agents or representatives to have access to and to examine all books and records regarding the Property at any time or times hereafter during business hours; and

(o)    permit Lender to copy and make abstracts from any and all of said books and records.

11.6    Excess Indebtedness. Other than accrued interest on the Loan not yet due and payable, Borrower agrees to pay to Lender on demand the amount by which the indebtedness hereunder, at any time, may exceed the Loan Amount.

11.7    Compliance with Covenants; Prohibition Against Additional Recordings. Borrower will comply with all recorded or other covenants affecting the Property. Borrower will not record or permit to be recorded any document, instrument, agreement or other writing against the Land or the Facility without the prior written consent of Lender.

11.8    Intentionally Omitted.

11.9    Distributions. During such time that any indebtedness is outstanding in connection with the Loan, Borrower nor Operator shall only make Distributions to its members, managers, partners or officers if the making of such Distributions shall not cause there to exist, a Default or Event of Default (including, without limitation, any Default or Event of Default arising from a breach of the financial covenants described in Section 11.18).

11.10    Further Assurances. Borrower, on request of Lender, from time to time, will execute and deliver such documents as may be necessary to perfect and maintain as perfected the liens upon the Property and the Collateral granted to Lender pursuant to this Agreement, and to fully consummate the transactions contemplated by this Agreement.

11.11    Books, Records and Inspections. Borrower will keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP.

11.12     Maintenance, Repair, Restoration, Prior Liens, Parking. Borrower will:

(a)    promptly repair, restore or rebuild any Improvements (as defined in the Mortgage) now or hereafter on the Property which may become damaged or be destroyed to a condition substantially similar to the condition immediately prior to such damage or destruction, whether or not proceeds of insurance are available or sufficient for such purpose;

(b)    keep the Property in good condition and repair, without waste;

(c)    complete within a reasonable time any Improvements now or at any time in the process of erection upon the Property;
(d)    obtain and maintain in full force and effect, and abide by and satisfy the material terms and conditions of, all material permits, licenses, registrations and other authorizations with or granted by any governmental authorities that may be required from time to time with respect to the performance of its obligations under the Loan Documents;
(e)    make no material alterations in the Property or demolish any portion of the Property without Lender’s prior written consent;
(f)    not suffer nor permit any change in the use or general nature of the occupancy of the Property, without Lender’s prior written consent;
(g)    pay when due all operating costs of the Property;
(h)    not initiate or acquiesce in any zoning reclassification with respect to the Property without Lender’s prior written consent; and
(i)    provide and thereafter maintain adequate parking areas within the Property as may be required by law, ordinance or regulation (whichever may be greater), together with any sidewalks, aisles, streets, driveways and sidewalk cuts and sufficient paved areas for ingress, egress and right‑of‑way to and from the adjacent public thoroughfares necessary or desirable for the use thereof.

11.13    Compliance with Laws; Payment of Taxes. Borrower shall (a) comply in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses, certifications and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, comply with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations; (c) without limiting clause (a) above, ensure, and cause each other Credit Party to ensure, that no Credit Party, and no person who owns a controlling interest in or otherwise Controls a Credit Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (d) pay, prior to delinquency, all general and special taxes, assessments, water charges, sewer charges, and other fees, taxes, charges and assessments of every kind and nature whatsoever and other governmental charges against it or any of its property, whether or not assessed against Borrower, if applicable to the Property or any interest therein, or any obligation or agreement secured hereby, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require Borrower to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

11.14 Intentionally Omitted.

11.15    Environmental Matters. If any release or threatened release or other disposal of Hazardous Materials shall occur or shall have occurred on the Property or any other assets of Borrower, Borrower shall cause the prompt containment and removal of such Hazardous Materials and the remediation of such Property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such Property or other assets. Without limiting the generality of the foregoing, Borrower shall comply with any Federal or state judicial or administrative order requiring the performance at any Property of Borrower of activities in response to the release or threatened release of a Hazardous Material. To the extent that the transportation of Hazardous Materials is permitted by this Agreement, Borrower shall transport and dispose of such Hazardous Materials or of any other wastes in compliance with Environmental Laws, and only at licensed disposal facilities operating in compliance with Environmental Laws.

11.16 Use of Proceeds. No proceeds of the Loan will be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System or any successor thereto.
11.17    Employee Benefit Plans. Borrower shall, or shall cause Operator to:

(a)    Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan of Borrower and Operator in substantial compliance with all applicable requirements of law and regulations.
(b)    Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)    Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan of Borrower and Operator or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan of Borrower and Operator that could reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan of Borrower and Operator, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

11.18    Financial Covenants.

(a)    Fixed Charge Coverage Ratio. Borrower shall cause Operator to maintain a minimum Fixed Charge Coverage Ratio of 1.10:1.00, tested as of the end of each fiscal quarter, in each case for the twelve (12) months then ended.

(b)    Debt Service Coverage Ratio. Borrower shall maintain a Debt Service Coverage Ratio of at least 1.45:1.00, tested annually, beginning with the fiscal year ending December 31, 2013.

(c)    Minimum Census. The census level at the Facility for any rolling twelve month period shall be not less than seventy-five percent (75%) of the 118 beds at the Facility.

11.19    Reserved.

11.20    Additional Indebtedness. Borrower shall not incur any Debt from any Person other than Lender (or, with respect to Rate Management Obligations, Affiliates of Lender).

11.21    Commercial Tort Claims. If Borrower shall at any time, acquire a “commercial tort claim” (as such term is defined in the UCC) in excess of $50,000, it shall promptly notify Lender thereof in writing and supplement Schedule 11.21, therein providing a reasonable description and summary thereof, and upon delivery thereof to Lender, Borrower shall be deemed to thereby grant to Lender a security interest and Lien in and to such commercial tort claim and all proceeds thereof, all upon the terms of and governed by this Agreement.

11.22    Real Estate Tax Escrow. Borrower shall make such Tax Deposits (as described in the Mortgage) with Lender as and to the extent required under the Mortgage.

11.23    Operator’s Continuing Operation. During the term of the Loan, Operator shall continuously lease, operate and occupy the Facility and the Property, and Borrower shall not, without Lender’s written consent (which consent may be given or denied in Lender’s sole discretion), terminate or modify the Operating Lease, nor shall Borrower consent to any assignment or transfer of the Operating Lease, or sublease agreement, license agreement or other use and occupancy agreement for the operation, use or occupancy of the Facility or of all or any other portion of the Property; provided, however that Borrower and Operator may amend the Operating Lease solely to increase the Base Rent so that amount is 1.05 times the principal and interest due hereunder.

11.24    Modification of Organizational Documents. Neither Borrower nor Operator will amend or modify the charter, partnership agreement, by-laws, operating agreement or other organizational documents of Borrower or Operator in any way which could reasonably be expected to adversely affect the interests of Lender; nor change, or allow Borrower or Operator to change, its state of formation or its organizational form.

11.25     Transactions with Affiliates. Neither Borrower nor Operator will enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates except upon terms that are no less favorable to Borrower or Operator than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate.
11.26    Unconditional Purchase Obligations. Neither Borrower nor Operator will enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

11.27    Inconsistent Agreements. Neither Borrower nor Operator will enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or Operator of any of its obligations hereunder or under any other Loan Document, (b) prohibit Borrower from granting to Lender a Lien on any of its assets.

11.28 Business Activities; Issuance of Equity. Neither Borrower nor Operator will engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto. Neither Borrower nor Operator will issue any ownership interests or other shares in its capital other than any such issuance pursuant to any employee or director option program, benefit plan or compensation program.

11.29 Investments. Borrower will not make or permit to exist any Investment in any other Person, except the following:
(a)    Cash Equivalent Investments; and
(b)    bank deposits in the ordinary course of business.
11.30 Restriction of Amendments to Certain Documents. Borrower may not make any amendments to, or waiver of, any agreements to which Borrower is a party which amendments or waivers would have a material adverse effect on Borrower’s ability to perform its obligations under the Loan Documents.
11.31 Mergers, Consolidations, Sales. Borrower will not, and not permit any other Credit Party to, (a) be a party to any merger or consolidation, (b) sell, transfer, dispose of, convey or lease any of its Capital Securities, or (c) sell or assign with or without recourse any receivables.
11.32    Fiscal Year. Borrower will not change its fiscal year without thirty (30) days prior written notice to Lender.

11.33 Restrictions on Transfer.

(a)Borrower shall not, and shall cause Operator to not, without the prior written consent of Lender, effect, suffer or permit any Prohibited Transfer (as defined herein). Any conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest or other encumbrance or alienation (or any agreement to do any of the foregoing) of any of the following properties or interests shall constitute a “Prohibited Transfer”:
(i)The Property and the other Collateral or any part thereof or interest therein, excepting only sales or other dispositions of Collateral (herein called “Obsolete Collateral”) no longer useful in connection with the operation of the Property or other dispositions in the ordinary course of Borrower’s business, provided that concurrently with the sale or other disposition thereof, such Obsolete Collateral has been replaced with Collateral of at least equal value and utility which is subject to the lien hereof with the same priority as with respect to the Obsolete Collateral;
(ii)any membership interests of Borrower or Operator; or
(iii)If there shall be any change of control (by way of transfers of stock, partnership or member interests or otherwise) in any partner, member, manager or shareholder, as applicable, the effect of which shall alter the voting control of Borrower or Operator; provided that this shall not apply to a change in the ownership of AdCare Health Systems, Inc.;
in each case whether any such conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest, encumbrance or alienation is effected directly, indirectly, voluntarily or involuntarily, by operation of law or otherwise; provided, however, that the foregoing provisions of this paragraph shall not apply (i) to liens securing the indebtedness hereunder or any other existing indebtedness by Borrower to Lender, (ii) to the lien of current taxes and assessments not in default or being contested in accordance with the provisions of the Mortgage, (iii) to any transfers of the shares of stock or membership, partnership or joint venture interests, as the case may be, by or on behalf of an owner thereof who is deceased or declared judicially incompetent, to such owner’s heirs, legatees, devisees, executors, administrators, estate or personal representatives, or (iv) to Leases permitted by the terms of the Loan Documents, if any.
(a)In determining whether or not to make the Loan, Lender evaluated the background and experience of Borrower and its partners/members/officers in owning and operating property such as the Property, found it acceptable and relied and continues to rely upon same as the means of maintaining the value of the Property and the other Collateral which is Lender’s security for the Note. Borrower and its partners/members/officers are well-experienced in borrowing money and owning and operating property such as the Property, were ably represented by a licensed attorney at law in the negotiation and documentation of the Loan and bargained at arm’s-length and without duress of any kind for all of the terms and conditions of the Loan, including this provision. Borrower further recognizes that any secondary junior financing placed upon the Property or other Collateral (a) may divert funds which would otherwise be used to pay the Note; (b) could result in acceleration and foreclosure by any such junior encumbrance which would force Lender to take measures and incur expenses to protect its security; (c) would detract from the value of the Property and other Collateral should Lender come into possession thereof with the intention of selling same; and (d) would impair Lender’s right to accept a deed in lieu of foreclosure, as a foreclosure by Lender would be necessary to clear the title to the Real Property. In accordance with the foregoing and for the purposes of (i) protecting Lender’s security, both of repayment and of value of the Property and other Collateral; (ii) giving Lender the full benefit of its bargain and contract with Borrower; and (iii) keeping the Property and other Collateral free of subordinate financing liens, Borrower agrees that if this paragraph is deemed a restraint on alienation, that it is a reasonable one.
11.34    Replacement Reserve Account.  Borrower shall establish with Lender a reserve account (the “Replacement Reserve Account”) for the purpose of capital improvement projects at the Facility. Each month, Borrower shall deposit with Lender into the Replacement Reserve Account an amount equal to 1/12th of the amount equal to $400.00 per bed per year.  Borrower shall have the right to expend the funds in the Replacement Reserve Account, provided that no Default or Event of Default shall have occurred and be continuing, and provided that prior to disbursing any funds from the Replacement Reserve Account, Borrower shall have provided to Lender receipts or invoices evidencing such expenditures.

11.35    Interest Rate Protection.

(a)    Any and all obligations, contingent or otherwise, whether now existing or thereafter arising, of Borrower arising under or in connection with all Rate Management Transactions shall be secured by all of the Collateral for the Loan.

(b)    As additional security for the payment and performance of all of the obligations of Borrower under this Agreement and the other Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a first lien on and a first priority security interest in, (i) all Rate Management Transactions from time to time entered into by Borrower with Lender or any other provider, (ii) all contracts from time to time entered into by Borrower with Lender or any other provider with respect to such Rate Management Transactions, (iii) all amounts from time to time payable to Borrower under such Rate Management Transactions and contracts and (iv) all proceeds of the foregoing.

11.36    Release of Mortgage Lien on Excess Land. Lender acknowledges that Borrower has undertaken the process of subdividing the Property into two parcels in a manner as more particularly described and shown on Exhibit C attached hereto and contained within the legal description of the Land set forth in the Mortgage and Assignment of Rents granted by Borrower in favor of Lender on the Closing Date (the “Excess Land”). Lender will cause the Mortgage lien solely with respect to the Excess Land to be released in connection with the subdivision of Property (“Excess Land Release”); provided, however, that (i) all other liens granted to Lender pursuant to the Loan Documents shall continue in full force and effect (excluding the Excess Land Release) and (ii) each of the following conditions precedent is satisfied:
(a)    Borrower shall have delivered to Lender an irrevocable written request for the Excess Land Release;
(b)    No Default or Event of Default shall have occurred and be continuing as of the date of the notice set forth in clause (a) or as of the effective date of such Excess Land Release;
(c)    after giving effect to such Excess Land Release, the Facility and all Credit Parties will be in compliance with all covenants set forth in this Agreement;
(d)    Borrower shall have paid all costs and expenses incurred by Lender in connection with the Excess Land Release pursuant to this Section 11.36; and
(e)    at Borrower’s sole cost and expense, Borrower shall provide title endorsements (including, without limitation, date down, tax, and zoning) to Lender’s title insurance policy insuring the remaining Mortgage lien granted pursuant to the Loan Documents on the Facility after taking into effect the Excess Land Release, as requested by Lender in form and substance acceptable to Lender and provide Lender with an updated ALTA survey, in form and substance satisfactory to Lender.
11.37    Maintenance of Perfected Security Interest; Further Documentation.

(a)    Lender shall maintain the security interest created by this Agreement as a perfected security interest and Borrower shall defend such security interest against the claims and demands of all Persons whomsoever.
(b)    Borrower will furnish to Lender from time to time statements and schedules further identifying and describing the assets and property of Borrower maintained in its ordinary course of business and such other reports in connection therewith as Lender may reasonably request, all in reasonable detail.
(c)    Borrower shall not, except upon 30 days’ prior written notice to Lender and delivery to Lender of (a) all additional financing statements and other documents reasonably requested by Lender as to the validity, perfection and priority of the security interests provided for herein and (b) if applicable, a written supplement to Schedule 2.1(ff) showing any additional location at which Inventory or equipment shall be kept:
(i)    permit any of the Inventory or equipment to be kept at a location other than those listed on Schedule 2.1(ff);
(ii)    change its jurisdiction of organization or the location of its chief executive office from that specified on Schedule 2.1(ff) or in any subsequent notice delivered pursuant to this Section 11.37; or

(iii)    change its name or corporate structure from a limited liability company to some other corporate entity form.
11.38    Other Matters. Borrower authorizes Lender to, at any time and from time to time, file financing statements, continuation statements, and amendments thereto that describe the Collateral, and which contain any other information required pursuant to the UCC for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, and Borrower agrees to furnish any such information to Lender promptly upon request. Any such financing statement, continuation statement, or amendment may be signed by Lender on behalf of Borrower and may be filed at any time in any jurisdiction.

11.39    Costs; Attorneys’ Fees.

(a)    Borrower will pay Lender’s reasonable out-of-pocket costs and expenses including reasonable attorneys’ fees and costs in connection with the negotiation, preparation, administration and enforcement (including perfection and protection of the Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement and the other Loan Documents, whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including attorneys’ fees and costs) incurred by Lender after an Event of Default in connection with the collection of the Borrower’s Liabilities or the enforcement of this Agreement or the other Loan Documents or during any workout, restructuring or negotiations in respect thereof. In addition, Borrower agrees to pay, and to save Lender harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Lender of its rights pursuant to, and to the extent provided for in, Section 8.3. All obligations provided for in this Section 11.39 shall survive repayment of the Loan, cancellation of the Notes and termination of this Agreement. Without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel for advice or other representation with respect to any matter concerning Borrower, this Agreement, the Property or the Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Property, or to attempt to enforce or protect any security interest or lien or other right in any of the Property or under any of the Loan Documents, or to enforce any rights of Lender or obligations of Borrower or any other person, firm or corporation which may be obligated to Lender by virtue of this Agreement or under any of the Loan Documents or any other agreement, instrument or document, heretofore or hereafter delivered to Lender in furtherance hereof, then in any such event, all of the reasonable attorneys’ fees arising from such services, and any reasonable expenses, costs and charges relating thereto, shall constitute additional indebtedness owing by Borrower to Lender payable on demand and evidenced and secured by the Loan Documents.

(b)     Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (other than Excluded Taxes) which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)    The agreements in this Section 11.39 shall survive repayment of all (and shall be) Borrower’s Liabilities (and termination of all commitments under this Agreement), any foreclosure under, or any modification, release or discharge of, any or all of the Loan Documents and termination of this Agreement.

11.40    Reinstatement. This Agreement shall remain in full force and effect and continue to be effective (i) if, prior to the Borrower’s Liabilities having been paid and performed in full, any petition is filed by or against Borrower for liquidation or reorganization, (ii) should Borrower become insolvent or make an assignment for the benefit of creditors or (iii) should a receiver or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s Liabilities, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Borrower’s Liabilities, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Borrower’s Liabilities shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.41    Further Assurances. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of any other relevant Collateral, taking any actions necessary to enable Lender to obtain “control” (within the meaning of the applicable UCC) with respect thereto.

11.42    Obligations and Liens Absolute and Unconditional. The obligations of each Credit Party under this Agreement shall be construed as continuing, absolute and unconditional without regard to (a) the validity or enforceability of any Loan Document or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Credit Party or any other Person against Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Credit Party) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Credit Party for the Borrower’s Liabilities, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Credit Party, Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Credit Party or any other Person or against any collateral security or guaranty for the Borrower’s Liabilities or any right of offset with respect thereto, and any failure by Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Credit Party or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any other Credit Party or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Credit Party of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Lender against any Credit Party. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

ARTICLE 12

CASUALTIES AND CONDEMNATION

12.1    Application of Insurance Proceeds and Condemnation Awards. The proceeds of any insurance policies collected or claims as a result of any loss or damage to any portion of the Property resulting from fire, vandalism, malicious mischief or any other casualty or physical harm and any awards, judgments or claims resulting from the exercise of the power of condemnation or eminent domain shall be applied to reduce the outstanding balances of the Loan or to rebuild and restore the Property, as provided in the Mortgage. Borrower shall not settle and adjust any claims under policies of insurance without Lender’s prior written consent, except as provided in the Mortgage.

ARTICLE 13

ASSIGNMENTS, PARTICIPATIONS, SALE AND ENCUMBRANCES

13.1    Lender’s Right to Assign. Lender may at any time assign, negotiate, pledge or otherwise hypothecate this Agreement or any of its rights and security hereunder, including the Note, Mortgage, and other Loan Documents to any bank, participant, financial institution, or any other person or entity, and in case of such assignment, Borrower will accord full recognition thereto and agree that all rights and remedies of Lender in connection with the interest so assigned shall be enforceable against Borrower by such bank, participant, financial institution or any other person or entity with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment. From and after the date of such assignment, Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, shall be released from its rights (other than its indemnification rights) and obligations hereunder.

13.2    Lender’s Assignment of Security Interests. Lender may at any time, without prior or subsequent notice to Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

13.3    Participations. Lender may at any time, without prior or subsequent notice to Borrower, sell to one or more Persons participating interests in the Loan or other interests hereunder (any such Person, a “Participant”). In the event of a sale by Lender of a participating interest to a Participant, (a) Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if Lender had not sold such participation and shall be paid directly to Lender. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lender, and Lender agrees to share with each Participant, on a pro rata basis. Borrower also agrees that each Participant shall be entitled to the benefits of Section 3.3 or Section 3.8 as if it were Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 3.3 or Section 3.8 than would have been paid to Lender on such date if no participation had been sold and that each Participant complies with Section 3.3 or Section 3.8 as if it were a direct assignee).

13.4    Prohibition of Assignments and Encumbrances by Borrower. Neither Borrower nor any other Credit Party may assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents. Except as expressly provided in the Mortgage, Borrower, without the prior written consent of Lender, shall not create, effect, consent to, attempt, contract for, agree to make, suffer or permit any Prohibited Transfer.

13.5    Lender’s Assignment to Federal Reserve Banks.    In addition to the assignments and participation permitted under the foregoing provisions of this Section 13, Lender may assign and pledge all or any portion of the Loan and the Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Notes shall be fully transferrable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

ARTICLE 14

EVENTS OF DEFAULT BY BORROWER

14.1    Event of Default Defined. The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein, and any Event of Default which may occur hereunder shall constitute an Event of Default under each of the other Loan Documents:

(a)    Borrower fails to pay (i) any installment of principal or interest payable pursuant to the Note on or before the date when due, or (ii) any other amount payable to Lender under the Note, this Agreement or any of the other Loan Documents within three (3) days after the date when any such payment is due in accordance with the terms hereof or thereof;

(b)    Any default shall occur under the terms applicable to any Debt of either Borrower or Operator in an aggregate amount exceeding $50,000 and such default shall accelerate the maturity of such obligations or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require such Credit Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity;

(c)    Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Credit Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect;

(d)     (i) Any Person institutes steps to terminate a Pension Plan of any Credit Party if as a result of such termination Borrower or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $25,000; (ii) a contribution failure occurs with respect to any Pension Plan of any Credit Party sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (iv) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $50,000;

(e)    Final judgments which exceed an aggregate of $250,000 shall be rendered against Borrower and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within thirty (30) days after entry or filing of such judgments;

(f)    Any Collateral Document shall cease to be in full force and effect; or any Credit Party (or any Person by, through or on behalf of any Credit Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document;

(g)    (i) Borrower fails to comply with or perform any covenant or agreement set forth in Sections 5.1(c)(i), 11.1, 11.2, 11.3, 11.4, 11.5(a) through (j), 11.6, 11.7, 11.9, 11.13, 11.16, 11.20, 11.23 through 11.32, and 11.37 or (ii) Borrower fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower under the Note, this Agreement or any of the other Loan Documents and not otherwise addressed in this Section 14.1, and if such failure described in this clause (ii) by its nature can be cured, then so long as the continued operation and safety of the Property, and the priority, validity and enforceability of the liens created by the Mortgage or any of the other Loan Documents and the value of the Property are not impaired, threatened or jeopardized, then Borrower shall have a cure period of thirty (30) days after Borrower obtains knowledge of such failure or receives written notice of such failure to cure the same, and an Event of Default shall not be deemed to exist during the cure period; provided further that if Borrower commences to cure such failure during such cure period and is diligently and in good faith attempting to effect such cure, the cure period shall be extended for thirty (30) additional days, but in no event shall such cure period be longer than sixty (60) days in the aggregate;

(h)     (i) Failure of Borrower and/or Operator and/or Manager to maintain all federal, state or local permits, licenses, certifications, accreditations or other governmental or quasi-governmental authorizations that are necessary in order to own and operate the Facility (collectively “Licenses”), including, but not limited to, a nursing home license issued to the Facility by the OSDH, or (ii) the institution of any proceedings against Borrower and/or Operator by any governmental or quasi-governmental authority either to (A) revoke any of the Licenses, or (B) decertify the Facility from participation in the Medicare or Medicaid reimbursement programs;

(i)    There shall occur with respect to Operator, Manager or the Facility any Medicare or Medicaid survey deficiencies at Level F, G, H, I, J, K, L or worse (i) which deficiencies are not cured within the amount of time permitted by the applicable reviewing agency or, if a deficiency is appealed in accordance with governing law, within the time period after an unsuccessful appeal or (ii) which result in the imposition by any government authority or the applicable state survey agency of sanctions in the form of either a program termination, temporary management, denial of payment for new admission (which, if not appealed under governing law, continues for thirty (30) days or more or beyond any time period granted after an unsuccessful appeal) or Facility closure;

(j)    Any representation or warranty made by or for any Credit Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Credit Party to Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified;

(k)    The occurrence of a Prohibited Transfer;

(l)    The existence of any collusion, fraud, dishonesty or bad faith by or with the acquiescence of any Credit Party which in any way relates to or affects this Loan or the Property;

(m)    Breach by Borrower of the financial covenants set forth in Section 11.18 herein;

(n)    Intentionally omitted;

(o)    Breach of the representation made in Section 2.1(tt)(xii) of this Agreement, such that Borrower, Operator or the Facility becomes subject to a Corporate Integrity Agreement;

(p)    Any Credit Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due, or makes a general assignment for the benefit of creditors;

(q)    Any Credit Party (i) files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal, state, or other statute or law, or (ii) seeks or consents to or acquiesces in the appointment of any trustee, receiver or similar officer of such Credit Party or of all or any substantial part of the property of such Credit Party or any of the Collateral; or all or a substantial part of the assets of such Credit Party are attached, seized, subjected to a writ or distress warrant or are levied upon unless the same is released within thirty (30) days;

(r)    The commencement of any involuntary petition in bankruptcy against any Credit Party or the institution against any Credit Party of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of such Credit Party, which shall remain undismissed or undischarged for a period of sixty (60) days;

(s)    A default by Borrower under any agreements relating to judgments, settlements or other resolution of litigation which will result in a Material Adverse Effect;

(t)    The dissolution or termination of Borrower or Operator or the merger of Borrower or Operator into or with another entity, including a merger of Borrower and Operator, or the acquisition of Borrower or Operator by the other;

(u)    The occurrence of any event having a Material Adverse Effect;

(v)    The validity or enforceability of this Agreement or any of the other Loan Documents shall be contested by any Credit Party or any other party thereto, or any Credit Party or any other party thereto shall deny that it has any or further liability or obligation hereunder or thereunder;

(w)    If there is any Change of Control;

(x)    If the Operating Lease is modified without the prior written consent of Lender, except as permitted in Section 11.23 hereunder;

(y)    If the articles of organization, operating agreement or other organizational documents of Borrower or Operator are materially modified; or

(z)    The occurrence of a “Default” or an “Event of Default” under the Note, the Mortgage, Guaranty or any of the other Loan Documents.

14.2    Effect of Event of Default. If any Event of Default described in Section 14.1(p), (q) or (r) shall occur with respect to Borrower or Operator, Lender’s commitment to make the Loan hereunder shall immediately terminate and the Loan and all other of Borrower’s Liabilities hereunder shall become immediately due and payable without presentment, demand, protest or notice of any kind (provided, however, that notwithstanding the foregoing, obligations under Rate Management Transactions shall terminate only in accordance with the terms of the relevant agreement for the Rate Management Transactions); and if any other Event of Default shall occur and be continuing, Lender may declare Lender’s commitment to make the Loan hereunder to be terminated in whole or in part and/or declare all or any part of the Loan and all other of Borrower’s Liabilities hereunder to be due and payable, whereupon Lender’s commitment to make the Loan hereunder shall immediately terminate (or be reduced, as applicable) and/or the Loan and other of Borrower’s Liabilities hereunder shall become immediately due and payable (in whole or in part, as applicable) without presentment, demand, protest or notice of any kind. Lender shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

ARTICLE 15

LENDER’S REMEDIES UPON EVENT OF DEFAULT

15.1    Remedies Conferred upon Lender. Upon the occurrence of any Event of Default, Lender, in addition to all remedies conferred upon Lender under the UCC or any other applicable law and by the terms of this Agreement, the Note, the Mortgage and the other Loan Documents, may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any others:

(a)    Take possession of the Property and do anything required, necessary or advisable in Lender’s sole judgment to fulfill the obligations of Borrower hereunder. Without restricting the generality of the foregoing and for the purposes aforesaid, Borrower hereby appoints and constitutes Lender as Borrower’s lawful attorney‑in‑fact with full power of substitution, such appointment being irrevocable and coupled with an interest, in the premises to perform the following actions:

(i)    without inquiring into and without respect to the validity thereof, to pay, settle or compromise all existing bills and claims which may be liens, or to avoid such bills and claims becoming liens, against the Property or any portion of the Property or as may be necessary or desirable for the clearance of title to the Property;

(ii)    to prosecute and defend actions or proceedings in connection with the Property;

(iii)    to do any and every act which Borrower might do in its own behalf with respect to the Property, it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b)    Without limiting the generality of the foregoing, Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice referred to below) to or upon Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, to the extent permitted by law, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of Lender or elsewhere upon such terms and conditions as it may deem advisable, for cash or on credit or for future delivery with assumption of any credit risk. Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales of the Collateral, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Borrower, which right or equity is hereby waived and released. Borrower further agrees, at Lender’s request, to assemble the Collateral and make it available to Lender at places which Lender shall reasonably select, whether at Borrower’s premises or elsewhere. Any such sale may be held in conjunction with any foreclosure sale of the Property pursuant to the Mortgage. If Lender so elects, the sale of the Real Property (pursuant to the Mortgage) and the other Collateral may be sold as one lot. Lender shall apply the net proceeds of any action taken by it in accordance with this Agreement, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Lender hereunder, including reasonable attorneys’ costs, to the payment in whole or in part of the Borrower’s Liabilities, in such order as Lender may elect, and only after such application and after the payment by Lender of any other amount required by any provision of law need Lender account for the surplus, if any, to Borrower. To the extent permitted by applicable law, each Credit Party waives all claims, damages and demands it may acquire against Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(c)    Withhold further disbursement of the proceeds of the Loan and terminate any of its obligations to Borrower;

(d)    Declare the Note to be due and payable forthwith, including all of Borrower’s Liabilities, which includes all outstanding including fees, costs, expenses, reasonable attorneys’ fees of Lender, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived;

(e)    In addition to any rights of set-off that Lender may have under applicable law, Lender, without notice of any kind to Borrower, may appropriate and apply to the payment of the Note or of any sums due under this Agreement any and all balances, deposits, credits, accounts, certificates of deposit, instruments or money of Borrower then or thereafter in the possession of Lender; and

(f)    Exercise or pursue any other remedy or cause of action permitted at law or in equity or under this Agreement or any other Loan Document, including, but not limited to, foreclosure of the Mortgage and enforcement of all Loan Documents.

To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against Lender arising out of the exercise by it of any rights hereunder.

15.2    Right of Lender to Make Advances to Cure Event of Default; Obligatory Advances. If Borrower shall fail to perform any of its covenants or agreements contained herein or in any of the other Loan Documents, Lender may (but shall not be required to) perform any of such covenants and agreements, and any amounts expended by Lender in so doing, and any amounts expended by Lender pursuant to Section 11.2 or Section 15.1 hereof and any amounts advanced by Lender pursuant to this Agreement shall be deemed advanced by Lender under an obligation to do so regardless of the identity of the person or persons to whom said funds are disbursed. Amounts advanced by Lender in the exercise of its judgment that the same are needed to protect its security for the Loan are obligatory advances hereunder and shall constitute additional indebtedness payable on demand and evidenced and secured by the Loan Documents.

15.3    No Waiver. The Lender’s failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lender of an Event of Default under this Agreement or a default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. The granting of any waiver, indulgence or compromise by Lender shall not impair any remedy, right or power hereunder or be construed as a waiver thereof unless provided otherwise in writing and any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing signed by an officer of the Lender, and delivered to the Borrower specifying such suspension or waiver.

15.4    Default Rate. From and after the date of any Event of Default until the date on which such Event of Default is waived, interest on funds outstanding hereunder shall accrue at the Default Rate and be payable on demand. The failure of Lender to charge interest at the Default Rate shall not be evidence of the absence of an Event of Default or waiver of an Event of Default by Lender.

ARTICLE 16

MISCELLANEOUS

16.1    Time is of the Essence. Borrower agrees that time is of the essence with respect to all of its covenants under this Agreement.

16.2    Lender’s Determination of Facts. Lender at all times shall be free to establish independently to its satisfaction and in its sole and absolute discretion the existence or nonexistence of any fact or facts, the existence or nonexistence of which is a condition of this Agreement.

16.3    Prior Agreements. This Agreement and the other Loan Documents, and any other documents or instruments executed pursuant thereto or contemplated thereby, shall represent the entire, integrated agreement between the parties hereto with respect to the Loan and shall supersede all prior negotiations, representations or agreements pertaining thereto, either oral or written. This Agreement and any provision hereof shall not be modified, amended, waived or discharged in any manner other than by a written amendment executed by all parties to this Agreement.

16.4    Disclaimer by Lender. The relationship between Borrower on the one hand and Lender on the other hand shall be solely that of borrower and lender. Lender has no fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Credit Parties, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Lender undertakes no responsibility to any Credit Party to review or inform any Credit Party of any matter in connection with any phase of any Credit Party’s business or operations. Each Credit Party agrees that Lender shall have no liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NEITHER LENDER NOR ANY OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES OR AGENTS OF LENDER (EACH OF THE FOREGOING, A “LENDER PARTY”) SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. Lender shall not be liable for any debts or claims accruing in favor of any parties against any Credit

Party or against the Property. Each Credit Party is not, and shall not be, an agent of Lender for any purposes, and Lender is not a venture partner with any Credit Party in any manner whatsoever. Approvals granted by Lender for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval.

16.5    INDEMNIFICATION BY BORROWER. TO THE FULLEST EXTENT PERMITTED BY LAW, IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY LENDER AND THE AGREEMENT TO EXTEND THE LOAN PROVIDED FOR HEREUNDER, BORROWER HEREBY AGREES TO INDEMNIFY LENDER AND LENDER PARTIES AND HOLD THEM FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING REASONABLE ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY PURCHASE OF ASSETS TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF THE LOAN, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS MATERIALS AT ANY PROPERTY OWNED OR LEASED BY ANY CREDIT PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY CREDIT PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY CREDIT PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS MATERIALS OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. THIS INDEMNITY IS NOT INTENDED TO EXCUSE LENDER FROM PERFORMING HEREUNDER. THIS OBLIGATION ON THE PART OF BORROWER SHALL SURVIVE THE CLOSING OF THE LOAN, THE REPAYMENT THEREOF AND ANY CANCELLATION OF THIS AGREEMENT. BORROWER SHALL PAY, AND HOLD LENDER HARMLESS FROM, ANY AND ALL CLAIMS OF ANY BROKERS, FINDERS OR AGENTS CLAIMING A RIGHT TO ANY FEES IN CONNECTION WITH ARRANGING THE FINANCING CONTEMPLATED HEREBY. LENDER HEREBY REPRESENTS THAT IT HAS NOT EMPLOYED A BROKER OR OTHER FINDER IN CONNECTION WITH THE LOAN. BORROWER REPRESENTS AND WARRANTS THAT NO BROKERAGE COMMISSIONS OR FINDER’S FEES ARE TO BE PAID IN CONNECTION WITH THE LOAN. IF AND TO THE EXTENT THAT ANY OF THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, BORROWER HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS

PROVIDED FOR IN THIS SECTION 16.5 SHALL SURVIVE REPAYMENT OF THE LOAN, CANCELLATION OF THE NOTE, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE LOAN DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

16.6    Captions. The captions and headings of various Articles and Sections of this Agreement and exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

16.7    Inconsistent Terms and Partial Invalidity. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any of the parties hereto. In the event of any inconsistency among the terms hereof (including incorporated terms), or between such terms and the terms of any other Loan Document, Lender may elect which terms shall govern and prevail. If any provision of this Agreement, or any paragraph, sentence, clause, phrase or word, or the application thereof, in any circumstances, is adjudicated by a court of competent jurisdiction to be invalid, the validity of the remainder of this Agreement shall be construed as if such invalid part were never included herein.

16.8    Gender and Number. Any word herein which is expressed in the masculine, feminine, or neuter gender shall be deemed to include the masculine, feminine and neuter genders. Any word herein which is expressed in the singular or plural number shall be deemed, whenever appropriate in the context, to include the singular and the plural.

16.9    Notices. Any notices, communications and waivers under this Agreement shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, (iii) by overnight express carrier, or (iv) by facsimile or email transmission, addressed in each case as follows:

To Lender:        Housing & Healthcare Funding, LLC
2 Wisconsin Circle, Ste. 540
Chevy Chase, Maryland 20815
Attn: Michael Gehl
Email: mgehl@hhcfinance.com

With a copy to:	Gutnicki LLP 4711 Golf Road, Suite 200 Skokie, Illinois 60076 Attn: Abraham A. Gutnicki
Facsimile: 847-933-9285
Email: agutnicki@gutnicki.com

To Borrower:	QC Property Holdings, LLC
1145 Hembree Road
Roswell, Georgia 30076
Attn:  Manager or CFO

Email: rfleming@adcarehealth.com

With a copy to:	Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Parkway, Suite 1800
Atlanta, GA 30339
Attn: Ellen W. Smith
Facsimile: 770-956-1490
Email: esmith@hnzw.com

or to any other address as to any of the parties hereto as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this paragraph shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight express carrier, then on the next federal banking day immediately following the day sent, (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received, or (iv) if sent by facsimile or email, as evidenced by receipt of a successful transmission report (followed by delivery by one of the other means identified in (i)-(iii)); provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice.

16.10    Effect of Agreement. The submission of this Agreement and the Loan Documents to Borrower for examination does not constitute a commitment or an offer by Lender to make a commitment to lend money to Borrower. This Agreement shall become effective only upon execution and delivery hereof by Lender to Borrower.

16.11    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Maryland, without reference to the choice of law or conflicts of law principles of the state of Maryland.

16.12    Confirmations. Borrower and each holder of the Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loan then outstanding under such Note.
16.13    Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if Borrower notifies Lender that Borrower wishes to amend any covenant in Section 11.18 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Lender notifies Borrower that Lender wishes to amend Section 11.18 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and Lender.

16.14    Consent to Jurisdiction. TO INDUCE LENDER TO ACCEPT THE NOTE, BORROWER IRREVOCABLY AGREES THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MARYLAND OR IN THE UNITED STATES DISTRICT COURT FOR MARYLAND; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND OR IN THE UNITED STATES DISTRICT COURT FOR MARYLAND FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

16.15    Waiver of Jury Trial. BORROWER AND LENDER, BY ACCEPTANCE HEREOF, HAVING BEEN REPRESENTED BY COUNSEL, EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST LENDER

OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.
16.16    Subsequent Amendments. Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

16.17    Reviewed by Counsel. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Lender, Borrower and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against Lender merely because of Lender’s involvement in their preparation.

16.18    Confidentiality. As required by federal law and Lender’s policies and practices, Lender may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by Borrower and designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Loan; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 16.18 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by it as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender; (g) to any Affiliate of Lender or any other Person that provides (or anticipates providing) Bank Products to Borrower; (h) to Lender’s independent auditors and other professional advisors as to which such information has been identified as confidential; or (i) that ceases to be confidential through no fault of Lender. Notwithstanding the foregoing, Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. If any provision of any confidentiality agreement, non-disclosure agreement or other similar agreement between Borrower and Lender conflicts with or contradicts this Section 16.18 with respect to the treatment of confidential information, this section shall supersede all such prior or contemporaneous agreements and understandings between the parties.

16.19    Refinancing Right of First Refusal. Borrower agrees that at such time as the Loan is refinanced, Borrower shall permit Lender to offer a proposal for such refinancing upon Lender's then‑current underwriting standards. If Borrower solicits refinancing proposals from any other bank or credit source, Borrower shall give Lender the right to offer to Borrower a proposal on similar or more favorable terms then other competing proposals; provided, however, that such right of first offer shall not apply to a loan to Borrower from HUD. Notwithstanding the foregoing, Borrower acknowledges that Lender is under no obligation whatsoever to make any proposal to Borrower on any specific terms and conditions.

16.20    Binding Effect. This Agreement and all rights and obligations hereunder shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

16.21    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Lender shall deemed to be originals.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has caused this Loan and Security Agreement to be executed the day and year first above written.

BORROWER:
QC PROPERTY HOLDINGS, LLC
a Georgia limited liability company

By:	/s/ Ronald W. Fleming
Name: Ronald W. Fleming, Manager
Its: Manager

Housing & Healthcare Funding, LLC/QC Property Holdings, LLC
Loan and Security Agreement
Signature Page (Borrower)

IN WITNESS WHEREOF, Lender has caused this Loan and Security Agreement to be executed the day and year first above written.

LENDER:
HOUSING & HEALTHCARE FUNDING, LLC
a Delaware limited liability company

By:	/s/ Michael Gehl

Name:	Michael Gehl
Its: Chief Investment Officer

Housing & Healthcare Funding, LLC/QC Property Holdings, LLC
Loan and Security Agreement
Signature Page (Lender)

EXHIBIT A

LEGAL DESCRIPTION

A part of the Northeast Quarter (NE/4) of Section Sixteen (16), Township Thirteen (13) North, Range Four (4) West of the Indian Meridian in the City of Oklahoma City, Oklahoma County, Oklahoma, said part being more particularly described as follows:

Beginning at a point located South 00°28'33" East a distance of 503.87 feet and North 89°31 '27" East a distance of30.00 feet from the Northwest Comer of said Northeast Quarter (NE/4);

Thence from said Point of Beginning South 00°28'33" East a distance of293.65 feet to a point on a curve to the right, said curve having a central angle of 15°52'38" and a radius of
205.65 feet;

Thence along the arc of said curve in a Southwesterly direction a distance of 56.99 feet; Thence South 89°51 '09" East a distance of 722.34 feet;

Thence North 00°28'33" West a distance of350.00 feet;
Thence North 89°51 '09" West a distance of714.50 feet to the Point of Beginning.
Together with rights of ingress and egress established by the easement estate created by
Weschase Partners Limited Partnership, an Oklahoma limited partnership in favor of Weschase Land Co. Limited Partnership, an Oklahoma limited partnership, filed January 20, 1987, recorded in Book 5576, Page 1628, and more particularly described as follows:

The North 15 feet of the following described tract:

A part of the Northeast Quarter (NE/4) of Section Sixteen (16), Township Thirteen (13) North, Range Four (4) West of the Indian Meridian, in the City of Oklahoma City, Oklahoma County, Oklahoma, said part being more particularly described as follows:

Beginning at a point located on the East right-of-way line of Brandon Place, South 00°28'33" East 503.87 feet and North 89°31 '27" East 30.00 feet from the Northwest Comer of said Northeast Quarter (NE/4);

Thence from said Point of Beginning, said easement being 15.00 feet North and 15.00 feet South of the following described line;

South 89°51'09" East 584.00 feet to the point of termination.

Property Address: 13500 Brandon Place, Oklahoma City, OK
APN: 3861-14-947-1090

EXHIBIT B
COMPLIANCE CERTIFICATE

Compliance Certificate
Date:
Housing & Healthcare Funding, LLC
2 Wisconsin Circle, Ste. 540
Chevy Chase, Maryland 20815
Attn: Michael Gehl

The undersigned, QC Property Holdings, LLC, a Georgia limited liability company (“Borrower”), hereby delivers this certificate pursuant to that certain Loan and Security Agreement, dated as of [____, 2013], by and between Borrower and Housing & Healthcare Funding, LLC (the “Loan Agreement”) and certifies as of the date hereof as follows:

1.	Attached hereto are the financial statements as described in the Loan Agreement for the [calendar month / year ending _______________].

2.
Borrower is in compliance in all material respects with all covenants contained in the Loan Agreement. The calculations for each of the financial covenants described in Sections 11.18 (a), (b) and (c) of the Loan Agreement are attached hereto as “Exhibit A”.

3.
No Default or Event of Default has occurred or is continuing under the Loan Agreement. [Or, if incorrect, provide detail regarding the Default or Event of Default and the steps being taken to cure it and the time within which such cure will likely occur.]

4.
Except for actions taken as permitted by the Loan Agreement, all representations and warranties made by Borrower therein continue to be true as of the date of this certificate, [and if there are representations and warranties not then true, indicating, “except as follows:” and insert exceptions.]

Capitalized terms in this Compliance Certificate that are otherwise undefined shall have the meanings given them in the Loan Agreement.
QC Property Holdings, LLC
a Georgia limited liability company

By

Name:

Title:

Exhibit A to Compliance Certificate

To be provided separately.

Schedule 2.1(ff)
OWNED AND LEASED REAL ESTATE
COLLATERAL LOCATIONS
Facility, 13500 Brandon Place, Oklahoma City, Oklahoma County, OK
1145 Hembree Road, Roswell, Georgia 30076
Schedule 2.1(oo)
FILINGS AND PERFECTION

GRANTOR	FILING REQUIREMENT OR OTHER ACTION	FILING OFFICE
UCC-1
UCC-1

Schedule 2.1(pp)
BORROWER INFORMATION

BORROWER (exact legal name)	STATE OF ORGANIZATION	FEDERAL EMPLOYER IDENTIFICATION NUMBER	CHIEF EXECUTIVE OFFICE	ORGANIZATIONAL IDENTIFICATION NUMBER
QC Property Holdings, LLC	Georgia	37-1692398	1145 Hembree Road, Roswell, GA 30076	12032774

Schedule 2.1(qq)
DEPOSITARY AND OTHER DEPOSIT ACCOUNTS

Account Name	Bank	Account #	Account Description

Schedule 2.1(ss)
OWNERSHIP OF BORROWER AND OPERATOR
100% of the membership interests of Borrower are owned by AdCare Property Holdings, LLC, an Ohio limited liability company. AdCare Health Systems, Inc. owns 100% of the membership interests in AdCare Property Holdings, LLC.
100% of the membership interests of Operator are owned by AdCare Operations, LLC, a Georgia limited liability company. AdCare Health Systems, Inc. owns 100% of the membership interests in AdCare Operations, LLC.

Schedule 11.21
COMMERCIAL TORT CLAIMS
NONE.